                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             ULTRADATA CORPORATION
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

  1) Title of each class of securities to which transaction applies: common stock, $0.001 par value per share

  2) Aggregate number of securities to which transaction applies:

     9,908,886 shares of common stock outstanding or subject to options to purchase ULTRADATA common stock as of June 1, 1999

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

     (Set forth the amount on which the filing fee is calculated and state how it was determined):

     $7.50 per share of common stock, which is the amount of the proposed cash payment per share to be transferred to the security holders in this transaction.

  4) Proposed maximum aggregate value of transaction: $74,316,645

  5) Total fee paid: $14,863

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  1) Amount Previously Paid:

      ____________________________________________

  2) Form, Schedule or Registration Statement No.:

      ____________________________________________

  3) Filing Party:

      ____________________________________________


  4) Date Filed:

      ____________________________________________

                       [LOGO OF ULTRADATA APPEARS HERE]


                                                                   July 2, 1999

Dear Stockholder:

   We will hold a special meeting of our stockholders on July 23, 1999 at 9:00 a.m., local time, at our offices located at 5000 Franklin Drive, Pleasanton, California 94588-3354. At the special meeting, you will be asked to vote on and adopt a merger agreement that will cause ULTRADATA to become a wholly-owned subsidiary of CFI ProServices, Inc.

   If the merger is approved, you will be entitled to receive $7.50 in cash, subject to reduction for any applicable federal backup or other withholding taxes, for each share of common stock of ULTRADATA you own.

   Attached is a notice of special meeting of stockholders and a proxy statement relating to the merger. The proxy statement describes the merger in detail. We encourage you to read it carefully.

   After careful consideration, your board of directors unanimously approved this transaction and concluded that it is in the best interests of ULTRADATA and its stockholders. Your board of directors unanimously recommends that you vote "FOR" the merger agreement.

   We cordially invite you to attend the meeting. However, whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy and return it to us in the enclosed envelope. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy.

   Please do not send your stock certificates at this time.

                                         On behalf of the board of directors,
                                         /s/ RONALD H. BISSINGER
                                         Ronald H. Bissinger
                                         Vice President and Chief Financial
                                          Officer

   This proxy statement is dated July 2, 1999 and was first mailed to stockholders on or about July 2, 1999.

                             ULTRADATA CORPORATION

                              5000 Franklin Drive
                       Pleasanton, California 94588-3354

                   Notice of Special Meeting of Stockholders

To Our Stockholders:

   A special meeting of stockholders of ULTRADATA Corporation will be held at 9:00 a.m., local time, on July 23, 1999 at our offices located at 5000 Franklin Drive, Pleasanton, California 94588-3354 to consider and vote on a proposal to adopt a merger agreement with CFI ProServices, Inc. that will cause ULTRADATA to become a wholly-owned subsidiary of CFI.

   No other business will be considered at the meeting.

   This proposal is more fully described in the proxy statement that accompanies this notice, which you should read carefully.

   We have fixed the close of business on June 30, 1999 as the record date for the determination of our stockholders entitled to vote at this meeting.

                                          By order of the board of directors,

                                          /s/ RONALD H. BISSINGER
                                          Ronald H. Bissinger
                                          Secretary

   To ensure your representation at the special meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in the postage-paid envelope provided whether or not you plan to attend the meeting. If you attend the special meeting, you may vote in person even if you have returned a proxy.

Pleasanton, California
July 2, 1999

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Questions and Answers about the Merger....................................   1
Summary...................................................................   2
  The Companies...........................................................   2
  The ULTRADATA Special Meeting to Consider Approval of the Merger........   2
  Record Date and Required Vote...........................................   2
  ULTRADATA Board's Recommendation to the Stockholders....................   3
  ULTRADATA's Reasons for the Merger......................................   3
  CFI's Reasons for the Merger............................................   3
  Regulatory Approvals Required Before the Merger Can Be Completed........   3
  Accounting Treatment of the Merger......................................   3
  Interests of Certain Persons in the Merger..............................   4
  Terms of the Merger.....................................................   4
ULTRADATA Selected Historical Financial Information.......................   7
Market Price and Dividends................................................   8
Where You Can Find More Information.......................................   9
Forward-Looking Statements................................................   9
The ULTRADATA Special Meeting.............................................  10
  Date, Time and Place of Meeting.........................................  10
  Purpose of the Special Meeting..........................................  10
  Record Date.............................................................  10
  Voting Rights and Quorum................................................  10
  Required Vote...........................................................  10
  Share Ownership of Management...........................................  10
  Abstentions; Broker Non-Votes...........................................  10
  Expenses of Proxy Solicitation..........................................  10
  Voting of the Proxies...................................................  11
  Independent Auditors....................................................  11
  Board Recommendation....................................................  11
Approval of the Merger and Related Transactions...........................  12
  Background of the Merger................................................  12
  ULTRADATA's Reasons for the Merger......................................  13
  CFI's Reasons for the Merger............................................  14
  Material Federal Income Tax Considerations..............................  15
  Regulatory Matters......................................................  15
  Accounting Treatment....................................................  15
  Appraisal Rights........................................................  16
The Merger................................................................  18
  General.................................................................  18
  Effective Time; Closing Date............................................  18
  Payment for Common Stock................................................  18
  Exchange of Certificates................................................  18
  Dissenting Shares.......................................................  19
  Treatment of Stock Options..............................................  19
  Representations and Warranties..........................................  19
  Covenants...............................................................  20
  Conditions to the Merger................................................  22
  Termination of the Merger Agreement and Break-Up Fee....................  22
Benefits of the Merger to ULTRADATA Directors and Executive Officers......  24
  Assumption of Stock Options.............................................  24
  Acceleration of Stock Options...........................................  24

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Security Ownership of Principal Stockholders and Management of
 ULTRADATA...............................................................  26
Business of ULTRADATA....................................................  28
  Products...............................................................  28
  Pricing................................................................  29
  Professional Services..................................................  30
  Technology.............................................................  30
  Research and Development...............................................  31
  Customers..............................................................  31
  Customer Service.......................................................  31
  Support................................................................  31
  Sales and Marketing....................................................  31
  Competition............................................................  32
  Proprietary Rights and Licenses........................................  32
  Government Regulation..................................................  32
  Employees..............................................................  33
  Properties.............................................................  33
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  34
  Overview...............................................................  34
  Results of Operations..................................................  35
  Material Factors Affecting Results of Operations.......................  39
  Liquidity and Capital Resources........................................  41
Quantitative and Qualitative Disclosures About Market Risk...............  42
Financial Statements and Financial Statement Schedule.................... F-1
Appendices
  A--Agreement and Plan of Merger........................................ A-1
  B--Section 262 of the Delaware General Corporation Law................. B-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What will I receive in the merger?

A: If the merger is completed, you will receive $7.50 in cash, without interest. This amount will be subject to reduction for any applicable federal backup or other withholding taxes for each share of common stock of ULTRADATA you own.

Q: Will I recognize a gain or loss on the transaction?

A: You will recognize gain or loss for United States federal income tax purposes, depending on your tax basis in your shares. ULTRADATA stockholders are urged to consult their own tax adviser to determine their particular tax consequences.

  For a more complete description of the tax consequences, see the section entitled "Material Federal Income Tax Treatment" on page 15.

Q: What do I need to do now?

A: Please mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares will be counted at the special meeting of ULTRADATA stockholders. If you attend the special meeting in person you may vote in person even if you have returned a proxy.

Q: What do I do if I want to change my vote?

A: If you want to change your vote, send the Secretary of ULTRADATA a later-dated signed proxy card before the meeting or attend the meeting in person. You also may revoke your proxy by sending written notice to the Secretary of ULTRADATA before the meeting.

  For a more complete description of how to change your vote, see the section entitled "Voting of Proxies" on page 11.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares?

A: Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

  For a more complete description of voting shares held in "street name," see the section entitled "Voting of Proxies" on page 11.

Q: Should I send in my stock certificates now?

A: No. If the merger is completed, CFI's paying agent will send you written instructions for exchanging your share certificates.

Q: When do you expect the merger to be completed?

A: We are working towards completing the merger as quickly as possible.
   Completion of the merger is subject to, among other things, ULTRADATA stockholder approval, regulatory approvals and the completion of funding arrangements by CFI. We hope to complete the merger on or about July 23, 1999.

  For a more complete description of the conditions to the merger, see the section entitled "Conditions to the Merger" on page 22.

Q: Am I entitled to appraisal rights?

A: Under Delaware law, holders of ULTRADATA common stock are entitled to appraisal rights in the merger.

  For a more complete description of appraisal rights, see the section entitled "Appraisal Rights" on page 16.

Q: Whom should I call with questions?

A: If you have additional questions about the merger or would like additional copies of this document, you should contact:

   ULTRADATA Corporation
   5000 Franklin Drive
   Pleasanton, California 94588-3031
   Attention: Secretary
   (925) 463-8356

  You also may obtain additional information about ULTRADATA from documents that we file with the Securities and Exchange Commission by following the instructions in the section entitled "Where You Can Find More Information" on page 9.

                                    SUMMARY

   Following is a summary of the information contained elsewhere in this proxy statement. You should read all of this proxy statement and the appendices because the summary does not contain a complete description of the merger agreement or the merger.

The Companies

  ULTRADATA Corporation
  5000 Franklin Drive
  Pleasanton, California 94588-3031
  (925) 463-8356
  Nasdaq stock symbol: ULTD

   We provide information management software and solutions for relationship-oriented financial institutions. These solutions allow our customers to, among other things, engage in cross-selling, relationship pricing, data mining and workflow control as well as provide financial services such as checking, savings and investment accounts, home banking, credit and debit cards, automated teller machine access and consumer lending. Our products today are primarily targeted at large and mid-sized credit unions that want to operate their system in-house. For smaller credit unions, we work through value added resellers to provide our products.

  CFI ProServices, Inc.
  400 S.W. Sixth Avenue; Suite 200
  Portland, Oregon 97204
  (503) 274-7280
  Nasdaq stock symbol: PROI

   CFI is a leading provider of integrated, personal computer-based software for financial institutions, including solutions for branch automation, loan origination, new account opening, call centers, cross-selling of products and electronic banking. Beginning in 1999 with its acquisition of Modern Computer Systems, Inc., CFI will also offer hardware and software solutions for the back office accounting needs of community banks and credit unions. CFI combines its technology, banking and legal expertise to deliver knowledge-based solutions that enable institutions to simplify key business processes such as sales and service, improve productivity, strengthen customer relationships, and maintain compliance with both internal business policies and external government regulations.

The ULTRADATA Special Meeting to Consider Approval of the Merger (page 10)

   A special meeting of the stockholders of ULTRADATA will be held on Friday, July 23, 1999, at 9:00 a.m., local time, at our offices located at 5000 Franklin Drive Pleasanton, California 94588-3354. At the ULTRADATA special meeting, the ULTRADATA stockholders will be asked to consider and vote upon a proposal to adopt the merger agreement.

Record Date and Required Vote (page 10)

   Only holders of record of ULTRADATA stock on June 30, 1999, the record date for the special meeting, are entitled to notice of and to vote at, the special meeting and any adjournments or postponements thereof. On the record date, there were issued and outstanding 7,766,382 shares of ULTRADATA common stock. The affirmative votes of holders of a majority of the issued and outstanding shares of ULTRADATA common stock is required to adopt the merger agreement.

ULTRADATA Board's Recommendation to the Stockholders (page 11)

   The ULTRADATA board has approved and adopted the merger agreement and the transactions contemplated by it. The board has approved the merger and has determined that the merger is fair, from a financial point of view to, and in the best interests of, ULTRADATA and its stockholders.

ULTRADATA's Reasons for the Merger (page 13)

   The following are among the factors considered by the ULTRADATA board of directors in approving the merger:

  . competitive market conditions that affirm ULTRADATA's need to continue to pursue its strategy of delivering information management solutions to an increasingly broader base of relationship-oriented financial institutions, including banks, while retaining its focus on its core credit union market;

  . the market price of ULTRADATA common stock, which has exceeded $6.00 per share on only six trading days since June 1, 1998, with little trading volume, and the fact that the offered price of $7.50 per share represented a 43% premium over $5.25, the closing price of ULTRADATA common stock on May 14, 1999, the date of the board meeting at which the merger was approved;

  . recent consolidation among financial software companies resulting in increased pressure to grow to remain competitive with companies having greater resources and product offerings; and

  . constraints on ULTRADATA's acquisition strategy imposed by its current cash position and the value of its stock as a currency for acquisitions of other businesses.

CFI's Reasons for the Merger (page 14)

   CFI considers the merger to be beneficial to CFI stockholders, and expects that ULTRADATA will contribute to the success of the combined company because the merger:

  . allows CFI to deliver a total system solution for front-and back-end technologies to small and mid-sized banks and credit unions;

  . positions CFI as a leader in offering real-time host processing capabilities to community banks and credit unions;

  . adds a business segment based on a recurring service fees model, resulting in more predictable and consistent revenues for CFI; and

  . provides CFI's customers with the tools they need to develop, manage and enhance profitable customer relationships.

Regulatory Approvals Required Before the Merger Can Be Completed (page 15)

   We are prohibited by U.S. antitrust laws from completing the merger until after we have furnished information to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended. Both ULTRADATA and CFI have filed the required notification and report forms. The waiting period ended June 28, 1999. However, the Department of Justice, the Federal Trade Commission and various other parties continue to have authority to challenge the merger on antitrust grounds before or after the merger is completed. The merger must also satisfy the requirements of Delaware corporate law.

Accounting Treatment of the Merger (page 16)

   The merger is being accounted for as a purchase by CFI for financial reporting and accounting purposes, under generally accepted accounting principles. After the merger, the results of operations of ULTRADATA will be included in the consolidated financial statements of CFI.

Interests of Certain Persons in the Merger (page 24)

   In considering the merger and the recommendation of ULTRADATA's board of directors regarding the merger, you should be aware of interests which certain ULTRADATA executive officers and directors have in the merger which differ from your interests as stockholders. These interests include the acceleration of stock options for:

  . Robert J. Majteles, President and Chief Executive Officer and a director of ULTRADATA,

  . Ronald H. Bissinger, Vice President and Chief Financial Officer of
    ULTRADATA,

  . David J. Robbins, Vice President, Products and Services of ULTRADATA,

  . Cindy L. Cooper, Vice President, Product Development of ULTRADATA,

  . James R. Berthelsen, Vice President, Marketing of ULTRADATA, and

  . Lawrence M. Howell, M. Mel Stuckey and John F. Carlson, directors of
    ULTRADATA.

Terms of the Merger (page 18)

 What will happen (page 18)

   The merger agreement provides for the merger of UFO Acquisition, a wholly-owned subsidiary of CFI, with and into ULTRADATA. As a result of the merger, the separate existence of UFO will end and ULTRADATA will survive as a wholly-owned subsidiary of CFI. The former holders of ULTRADATA common stock will be entitled to receive $7.50 in cash, without interest, subject to reduction for any applicable federal backup or other withholding taxes, for each share of ULTRADATA common stock they held immediately prior to the effective time.

 Treatment of Stock Options (page 19)

   At the effective time, outstanding options issued under ULTRADATA's 1994 Equity Incentive Plan will be assumed by CFI and converted into options for CFI common stock. The number of shares subject to the option and the exercise price under the option will be adjusted accordingly. The number of shares of ULTRADATA common stock subject to the option will be multiplied by 0.718, and the exercise price of ULTRADATA common stock under the option will be divided by 0.718. All of the other terms and conditions of each assumed option will remain unchanged in all material respects. Any shares issued under options exercised prior to the closing of the merger will entitle the holder to receive cash consideration as a stockholder of ULTRADATA in the merger.

   CFI agreed in a separate agreement to pay cash for shares of ULTRADATA common stock subject to options granted under the 1994 Equity Incentive Plan that are vested and exercisable at the effective time to each optionholder who has elected to receive cash. At the closing, CFI will pay to each optionholder who has elected an amount equal to:

  . the difference between $7.50 and the exercise price of the ULTRADATA option, multiplied by

  . the number of shares of ULTRADATA common stock subject to that option that are vested and exercisable at the effective time.

   In addition, on the closing date, CFI will pay to each holder of options to purchase shares of ULTRADATA common stock that have been granted under the 1995 Director Stock Option Plan and an aggregate of options to purchase an aggregate of 1,200,000 shares of ULTRADATA common stock granted outside of ULTRADATA's stock option plans an amount equal to:

  . the difference between $7.50 and the exercise price of the ULTRADATA option, multiplied by

  . the number of shares of ULTRADATA common stock subject to that option that are vested and exercisable at the effective time.

 ULTRADATA Cannot Solicit Another Possible Acquirer (page 21)

   We have agreed that we will not encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any third party concerning any merger, sale of assets, sale of shares of our capital stock or other similar transactions. We also will not authorize or permit any of our officers, directors, employees, representatives or agents to undertake any of these prohibited actions. However, we may furnish information and access to a third party in response to a third party's unsolicited proposal, and may participate in discussions and negotiate with that third party, if the board of directors determines in good faith that it is necessary to explore the proposal in order to meet its fiduciary duties to the stockholders.

 Financing by CFI (page 22)

   Before the merger can close, CFI must complete financing arrangements for the funds necessary to consummate the merger and to make the cash payments to ULTRADATA stockholders.

 Conditions to the Merger (page 22)

   The completion of the merger depends on a number of conditions being satisfied, including the following:

  . ULTRADATA stockholders will have approved the terms of the merger agreement;

  . CFI and ULTRADATA will have obtained all governmental authorizations required for the merger; and

  . at the closing, the representations and warranties of CFI and ULTRADATA will be true and CFI and ULTRADATA will have performed their respective covenants in the merger agreement.

 Termination of the Merger Agreement and Break-Up Fee (page 22)

   The merger agreement may be terminated before the merger becomes effective, whether before or after approval of the merger by ULTRADATA stockholders:

  . by mutual consent of ULTRADATA and CFI;

  . by either ULTRADATA or CFI if there is a permanent injunction or other court order prohibiting the merger or making it illegal; or

  . by either ULTRADATA or CFI if the merger is not completed by August 31, 1999, other than as a result of a breach of the merger agreement by the terminating party.

  . by ULTRADATA if:

   . ULTRADATA enters into a definitive agreement or receives a bona fide proposal concerning a merger, sale of assets, sale of shares of ULTRADATA capital stock or a similar transaction that the board of directors, based on the written advice of a financial advisor of nationally recognized reputation, determines in good faith to be more favorable to ULTRADATA stockholders than the merger with CFI;

   . ULTRADATA fails to obtain stockholder approval by August 31, 1999; or

   . CFI breaches a representation or warranty or breaches any covenant or agreement under the merger agreement if the breach has a material adverse effect on the consummation of the merger, if either breach is not cured by August 31, 1999; or

  . by CFI if:

   . ULTRADATA's board of directors (1) withdraws, modifies or changes its approval or recommendation of the merger, or (2) recommends another proposal concerning a merger, sale of assets, sale of shares of ULTRADATA capital stock or a similar transaction;

   . ULTRADATA fails to obtain stockholder approval by August 31, 1999; or

   . ULTRADATA breaches a representation or warranty, or breaches any covenant or agreement that has a material adverse effect on ULTRADATA or the consummation of the merger, if either breach is not cured by August 31, 1999.

   Terminating the merger agreement will generally terminate the obligations of the parties to perform their covenants in the merger agreement, except that the parties will continue to comply with various miscellaneous provisions, including CFI's agreement to refrain from divulging or using the confidential information of ULTRADATA, except as required by the merger agreement.

   ULTRADATA will pay CFI a $5.0 million break-up fee if ULTRADATA terminates the merger agreement for a more favorable acquisition proposal, it fails to obtain stockholder approval or CFI terminates the merger agreement for any of the reasons listed above. CFI will pay a termination fee of $5.0 million if ULTRADATA terminates the merger agreement for CFI's breach of a representation, warranty, covenant or agreement in the merger agreement.

              ULTRADATA Selected Historical Financial Information

   The following selected historical financial information of ULTRADATA has been derived from its historical financial statements and should be read in conjunction with those consolidated financial statements and the related notes, which are included elsewhere in this proxy statement. The unaudited historical financial statement information for ULTRADATA as of March 31, 1999, and for the three months ended March 31, 1998 and 1999, have been prepared on the same basis as the historical information in the audited financial statements and, in the opinion of management of ULTRADATA, contain all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of operations for those periods. Operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1999 or any future period.

                               Three Months
                             Ended March 31,       For the Years Ended December 31,
                         ------------------------ -------------------------------------
                          1999    1998     1998     1997      1996      1995     1994
                         ------ --------- ------- --------  --------  -------- --------
                                (Amounts in thousands, except per share data)
Statement of Operations Data
Revenues
  Software.............. $2,608  $ 2,522  $11,063 $  7,062  $  9,452  $ 10,396 $  6,431
  Services..............  4,509    3,752   16,501   16,548    16,741    12,446   12,194
                         ------  -------  ------- --------  --------  -------- --------
    Subtotal............  7,117    6,274   27,564   23,610    26,193    22,842   18,625
  Hardware..............    211      988    3,197    5,493    14,251     8,292    7,066
                         ------  -------  ------- --------  --------  -------- --------
Total revenues..........  7,328    7,262   30,761   29,103    40,444    31,134   25,691
                         ------  -------  ------- --------  --------  -------- --------
Gross margin............  4,102    3,526   15,049   12,184    14,409    15,865   12,473
Operating income
 (loss).................    245       33    1,321   (3,830)   (7,289)      574    1,028
Net income (loss).......    242       40    1,219   (3,460)   (6,960)      334      610
Basic net income (loss)
 per share.............. $ 0.03  $  0.01  $  0.16 $  (0.46) $  (0.97) $   0.06 $   0.11
Diluted net income
 (loss) per share....... $ 0.03  $  0.01  $  0.15 $  (0.46) $  (0.97) $   0.05 $   0.11
                                                         December 31,
                                March 31, ---------------------------------------------
                                  1999     1998     1997      1996      1995     1994
                                --------- ------- --------  --------  -------- --------
Balance Sheet Data
Cash and cash equivalents......  $ 3,113  $ 2,418 $    486  $  3,003  $  1,124 $    881
Total assets...................   13,240   14,889   13,569    20,521    15,135    9,186
Long term liabilities..........      567    1,314    1,233     1,636     1,585      427
Stockholders' equity...........    8,163    7,830    6,298     9,496     1,518    1,664
Other Data
Cash dividends per share of
 common stock..................      --       --       --        --   $   0.07      --
Book value per share of common
 stock.........................    $1.05    $1.01    $0.83     $1.26     $0.26    $0.29

                           MARKET PRICE AND DIVIDENDS

   Our common stock is traded on the Nasdaq National Market under the symbol of "ULTD" The following table sets forth the quarterly high and low closing prices for our common stock since January 1, 1997.

                                                                    High   Low
                                                                    ----- -----
Fiscal 1999
  Second Quarter (through June 30, 1999)........................... $7.19 $3.75
  First Quarter....................................................  6.06  4.00
Fiscal 1998
  Fourth Quarter................................................... $5.63  3.75
  Third Quarter....................................................  6.00  3.50
  Second Quarter...................................................  7.50  4.50
  First Quarter....................................................  5.25  2.63
Fiscal 1997
  Fourth Quarter................................................... $5.50 $2.88
  Third Quarter....................................................  4.39  2.00
  Second Quarter...................................................  4.00  2.13
  First Quarter....................................................  5.25  3.63

   To help you in your analysis of the proposed merger, we have included the following table which sets forth the high and low prices per share of our common stock on the Nasdaq National Market on May 17, 1999, which was the last trading day before the announcement of the proposed merger.

                                                                     High   Low
                                                                     ----- -----
      May 17, 1999.................................................. $6.00 $5.50

   We have not declared or paid any cash dividends on our common stock in the past three years. We currently anticipate that we will retain all future earnings for use in our business and do not anticipate paying any cash dividends in the foreseeable future.

   As of June 30, 1999, there were 7,766,382 shares of ULTRADATA common stock outstanding which were held of record by 25 stockholders.

                      WHERE CAN YOU FIND MORE INFORMATION

   We file reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect the documents ULTRADATA files with the SEC and copy them, at prescribed rates, at the public reference facilities maintained by the SEC:

  Judiciary Plaza            Citicorp Center          Seven World Trade Center
  Room 1024                  500 West Madison Street  13th Floor
  450 Fifth Street, N.W.     Suite 2400               New York, New York 10048
  Washington, D.C. 20549     Chicago, Illinois 60661

   Copies of these materials can also be obtained by mail, at prescribed rates, from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at (800) SEC-0330. You may also read our filings at the SEC's web site at http://www.sec.gov.

                           FORWARD-LOOKING STATEMENTS

   This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations of these words and similar expressions are intended to identify these forward-looking statements. In particular, statements regarding expected synergies, advantages and other effects of the merger described in "Approval of the Merger and Related Transactions--ULTRADATA's Reasons for the Merger," and "--CFI's Reasons for the Merger" and elsewhere in this proxy statement are forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of many factors, including those described under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Material Factors Affecting Future Operating Results."

   Projections or estimates of future performance are necessarily subject to a high degree of uncertainty and may vary materially from actual results. Neither CFI nor ULTRADATA undertakes any obligation to release publicly the results of any revision to these forward-looking statements which may be made to reflect events or circumstances arising after the date of this proxy statement.

                         THE ULTRADATA SPECIAL MEETING

Date, Time and Place of Meeting

   A special meeting of the stockholders of ULTRADATA will be held Friday, July 23, 1999, at 9:00 a.m., local time, at our offices located at 5000 Franklin Drive, Pleasanton, California 94588-3354.

Purpose of the Special Meeting

   At the ULTRADATA special meeting, the ULTRADATA stockholders will be asked to consider and vote upon a proposal to adopt the merger agreement and to transact other business as may properly come before the special meeting.

Record Date

   Only holders of record of ULTRADATA stock on June 30, 1999, the record date for the special meeting, are entitled to notice of and to vote at, the special meeting and any adjournments or postponements thereof. On the record date, there were issued and outstanding 7,766,382 shares of ULTRADATA common stock.

Voting Rights and Quorum

   Each holder of ULTRADATA common stock will be entitled to one vote for each share of ULTRADATA common stock held of record on June 30, 1999. The presence, in person or by proxy, of holders of record of a majority of the issued and outstanding shares of ULTRADATA common stock constitutes a quorum for action at the special meeting.

Required Vote

   The affirmative votes of holders of a majority of the issued and outstanding shares of ULTRADATA common stock is required to adopt the merger agreement.

Share Ownership of Management

   On the record date, directors and executive officers of ULTRADATA as a group beneficially owned 1,267,970 shares of ULTRADATA common stock, or approximately 16.4% of the outstanding shares on that date.

Abstentions; Broker Non-Votes

   Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business, and have the same effect as votes against the adoption of the merger agreement.

Expenses of Proxy Solicitation

   ULTRADATA will pay the expenses of soliciting proxies to be voted at the meeting. Following the original mailing of the proxies and other soliciting materials, ULTRADATA and its agents also may solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, ULTRADATA will request brokers, custodians, nominees and other record holders of common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and to request authority for the exercise of proxies. Upon the request of the record holders, ULTRADATA will reimburse them for their reasonable expenses.

   The proxy accompanying this proxy statement is solicited on behalf of the ULTRADATA board of directors for use at the meeting. You are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to ULTRADATA. All properly signed proxies received by ULTRADATA prior to the vote at the meeting that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, to approve the adoption of the merger agreement.

Voting of Proxies

   You may revoke your proxy at any time before it is exercised at the meeting, by taking any of the following actions:

  . delivering to the Secretary of ULTRADATA, by any means, including facsimile, a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked;

  . signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting; or

  . attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

   Please note, however, that if your shares are held of record by a broker, bank or other nominee and that you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

Independent Auditors

   Deloitte & Touche LLP, our independent auditors, will be present at the special meeting, will have the opportunity to make a statement at the special meeting, if they desire to do so, and will be available to respond to appropriate questions.

Board Recommendation

   The ULTRADATA board has approved and adopted the merger agreement and the transactions contemplated by it. The board has approved the merger and has determined that the merger is fair, from a financial point of view to, and in the best interests of, ULTRADATA and the ULTRADATA stockholders.

   AFTER CAREFUL CONSIDERATION, THE ULTRADATA BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

                APPROVAL OF THE MERGER AND RELATED TRANSACTIONS

   This section contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations of these words and similar expressions are intended to identify these forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of many factors, including those under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Material Factors Affecting Results of Operations." You should not place undue reliance on forward-looking statements in this document, which reflect the analysis of the management of either CFI or ULTRADATA only as of the date of this document.

Background of the Merger

   We provide information management solutions for relationship-oriented financial institutions. Our products today are primarily targeted at credit unions. During the past two years, we have focused on growing our business within the credit union market with next-generation software solutions and aggressive sales efforts. However, our long-term strategy has been to expand the business by leveraging our technology and expertise in other related markets. As a result, between June 1997 and March 1999, we discussed strategic alliances and combinations with a number of other developers of technology for financial institutions.

   In the early summer of 1998, Robert J. Majteles, ULTRADATA's President and Chief Executive Officer, called Matt Chapman, CFI's President and Chief Executive Officer, to become acquainted and discuss industry trends. Messrs. Chapman and Majteles discussed in general the possibility of the two companies working together in some way and determined to meet in person to continue their discussions.

   On July 31, 1998, Mr. Chapman visited Mr. Majteles at ULTRADATA's offices. Messrs. Chapman and Majteles executed a non-disclosure agreement and discussed possible strategic relationships between the two companies. From August 1998 to March 1999, Messrs. Chapman and Majteles had infrequent contact, and did not formally discuss any arrangement between the two companies.

   In early March 1999, Mr. Majteles contacted Mr. Chapman to initiate discussions regarding a potential business combination between CFI and ULTRADATA. Mr. Majteles discussed ULTRADATA's strategy of expanding into additional markets and Mr. Chapman explained CFI's growth strategy.

   On March 15, 1999, representatives of ULTRADATA's management team visited CFI's headquarters in Portland, Oregon and held preliminary discussions with CFI management. The parties considered a number of alternative structures. As a result of the discussions, CFI indicated an interest in acquiring ULTRADATA. Shortly after this visit, Mr. Majteles initiated regular discussions with Nigel
P. Gallop, ULTRADATA's Chairman, regarding the possibility of a business combination with CFI.

   On March 22, 1999, Mr. Chapman called Mr. Majteles and stated that CFI had been in discussions with several financial institutions in an effort to finance the purchase price of the ULTRADATA shares. Mr. Chapman indicated that the initial reaction to the financing request was positive, and CFI was willing to make a cash offer for all of the outstanding shares of ULTRADATA, subject to CFI's receiving a commitment for this financing. Following this call, Mr. Majteles initiated frequent calls to the members of the ULTRADATA board to update them on the status of the discussions between the parties.

   On April 1, 1999, CFI provided ULTRADATA with a draft definitive agreement. From April 5 through April 7, 1999, representatives of CFI and its legal and accounting advisers visited ULTRADATA's Pleasanton, California headquarters to conduct due diligence. In addition, representatives from a potential lender also visited ULTRADATA's headquarters to conduct financial due diligence.

   Between April 1 and April 9, 1999, ULTRADATA and CFI negotiated the terms of the merger agreement, in particular a mutual breakup fee of $5.0 million, which would apply to CFI, among other things, in the case that the merger were not consummated as a result of CFI's failure to receive financing. Mr. Majteles called a meeting of the ULTRADATA board to be held on April 10, 1999 to review the proposed merger agreement.

   While the parties were negotiating the merger agreement, CFI was working with financial institutions and with an investment banking firm, U.S. Bancorp Libra, a division of U.S. Bancorp Investments, Inc., to secure commitments and other arrangements for funding of the purchase price in the merger. On April 9, 1999, the CFI board engaged in extensive deliberations on the benefits and risks of the proposed acquisition and the related financing. As of the end of the day, however, CFI informed ULTRADATA that it had not at that time received adequate financing commitments, and postponed further negotiations. As a result, ULTRADATA postponed its scheduled board meeting.

   On April 22, 1999, the audit committee of the ULTRADATA board of directors met at its regularly scheduled meeting. Later that day, the board held its regularly scheduled meeting, during which Mr. Majteles reviewed with the board the principal terms of the proposed merger with CFI.

   On April 29, 1999, representatives of U.S. Bancorp Libra visited ULTRADATA's headquarters to conduct further due diligence.

   Between April 10 and May 3, 1999, CFI continued to work to secure financing for the merger. The CFI board met on May 3, 1999 and May 12, 1999, and received status reports from CFI's management at both meetings on pending negotiations with ULTRADATA, including CFI's financing efforts.

   Between May 3 and May 13, 1999, the parties continued to negotiate the terms of the merger agreement and the possible financial structure of the merger. During this period, Mr. Majteles held individual discussions with Mr. Gallop and other members of the ULTRADATA board regarding the proposed terms.

   On May 14, 1999, CFI received from U.S. Bancorp Libra a letter stating that U.S. Bancorp Libra was highly confident that it would be able to place the funds necessary for CFI to acquire ULTRADATA. The CFI board deliberated again on the benefits and risks of the merger and the proposed financing terms. The CFI board then authorized CFI to execute the definitive merger agreement with ULTRADATA substantially on the terms presented at the meeting. After review and discussion of alternative structures and pricing terms, Mr. Chapman communicated to ULTRADATA that CFI would offer $7.50 in cash for ULTRADATA's outstanding stock.

   On May 14, 1999, at a special meeting of the ULTRADATA board, management reviewed the possible benefits and risks relating to the proposed merger. The directors reviewed with legal counsel the principal terms of the merger agreement which had been provided to them prior to the meeting and discussed the benefits and risks of the merger. After discussion of the issues pertaining to the merger agreement and CFI's offer, the ULTRADATA board approved the principal terms of the merger agreement and the proposed merger.

   On May 17, 1999, CFI, its merger subsidiary and ULTRADATA executed and delivered the merger agreement, and the parties issued a joint press release announcing the merger.

ULTRADATA's Reasons for the Merger

   The following are among the factors considered by the ULTRADATA board of directors in approving the merger:

  . competitive market conditions that affirm ULTRADATA's need to continue to pursue its strategy of delivering information management solutions to an increasingly broader base of relationship-oriented financial institutions, including banks, while retaining its focus on its core credit union market;

  . the market price of ULTRADATA common stock, which has exceeded $6.00 per share on only six trading days since June 1, 1998, with little trading volume, and the fact that the offered price of $7.50 per share represented a 43% premium over $5.25, the closing price of ULTRADATA common stock on May 14, 1999, the date of the board meeting at which the merger was approved;

  . recent consolidation among financial software companies resulting in increased pressure to grow to remain competitive with companies having greater resources and product offerings;

  . constraints on ULTRADATA's acquisition strategy imposed by its current cash position and the value of its stock as a currency for acquisitions of other businesses;

  . the financial and other terms and conditions of the merger agreement relative to the market price of ULTRADATA common stock;

  . the attractiveness of a cash offer from CFI relative to the opportunities and feasibility of other possible strategic alternatives to enhance long-term stockholder value;

  . the fact that payment in cash eliminates any uncertainties in valuing the consideration to be received by the ULTRADATA stockholders; and

  . the $5.0 million breakup fee payable by CFI to ULTRADATA in the event that the merger agreement is terminated for, among other things, CFI's failure to receive financing for the purchase price to be paid in the merger.

   The board also considered the following negative factors concerning the merger:

  . the fact that ULTRADATA stockholders will receive cash in the merger, which will not afford them the opportunity to participate in any growth in the business of the combined company as a stockholder of CFI; and

  . the risk that the merger would not be completed, and the disruption of ULTRADATA's business if the merger is abandoned.

   In examining the risk that the merger would not be completed, the board examined a copy of the letter addressed to CFI from U.S. Bancorp Libra indicating that U.S. Bancorp Libra was highly confident of being able to raise funding for CFI to pay the approximately $63.0 million purchase price in the merger. The board further noted that the merger agreement provides for a $5.0 million breakup fee payable by CFI to ULTRADATA in the event that the merger agreement is terminated for, among other things, failure of CFI to receive financing for the purchase price to be paid in the merger.

   This discussion of the information and factors considered by the ULTRADATA board is not intended to be exhaustive but includes all material factors considered by the board. In view of the complexity and wide variety of information and factors considered, both positive and negative, the ULTRADATA board did not find it practical to quantify, rank or otherwise assign relative or specific weights to these factors. In addition, the ULTRADATA board did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor, but conducted an overall analysis of these factors, including thorough discussions with ULTRADATA's management and legal and accounting advisers. Individual members of the ULTRADATA board may have given different weight to different factors. After taking into consideration all of these factors, the board concluded that the merger was fair to, and in the best interests of, ULTRADATA and its stockholders and that ULTRADATA should proceed with the merger.

CFI's Reasons for the Merger

   CFI considers the merger to be beneficial to CFI's stockholders and customers and expects that it will contribute to the success of the combined company because the merger:

  . allows CFI to deliver a total system solution for front-and back-end technologies to small and mid-sized banks and credit unions;

  . positions CFI as a leader in offering real-time host processing capabilities to community banks and credit unions;

  . adds a business segment based on a recurring service fees model, resulting in more predictable and consistent revenues for CFI;

  . provides CFI's customers with the tools they need to develop, manage and enhance profitable customer relationships;

  . adds a state-of-the-art customer support group, backed by innovative and effective technology solutions; and

  . broadens the base of financial institutions to which CFI can market and sell its integrated technology solutions.

Material Federal Income Tax Considerations

   The receipt of cash for shares of ULTRADATA common stock under the merger agreement will be a taxable transaction for federal income tax purposes. In general, a holder of ULTRADATA common stock will recognize gain or loss for federal income tax purposes equal to the difference between $7.50 times the number of ULTRADATA shares held by the stockholder and the stockholder's adjusted tax basis in the shares. Assuming the shares constitute capital assets in the hands of the stockholder, the gain or loss will constitute capital gain or loss. The gain or loss will be long-term capital gain or loss provided that the shares exchanged were held by the stockholder for more than twelve months. Under current law, long-term capital gains of individuals are taxed at a maximum rate of 20% and a minimum rate of 10%. Capital gains that are not long-term capital gains are taxed at ordinary income rates. To the extent the cash received by the stockholder is attributable to accrued and unpaid dividends, that amount will be treated as ordinary income to the extent of ULTRADATA's current and accumulated earnings and profits as determined for U.S. federal income tax purposes.

   A stockholder who exchanges shares of ULTRADATA common stock may be subject to a 31% backup withholding tax unless the stockholder provides its taxpayer identification number, or unless an exemption applies. If backup withholding applies to a stockholder, CFI's paying agent will be required to withhold 31% from payments to the stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.

Regulatory Matters

   The merger may be reviewed by the Antitrust Division of the Department of Justice and the Federal Trade Commission to determine whether it complies with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the merger may not be consummated until ULTRADATA and CFI furnish information to the Department of Justice and the FTC and the specified waiting period requirements of the HSR Act have been satisfied. The notification and waiting period imposed upon ULTRADATA and CFI under the HSR Act expired on June 28, 1999.

   At any time, the Department of Justice, the FTC, state attorneys general, foreign regulatory agencies or a private person or entity could challenge the merger under the antitrust laws and seek, among other things, to enjoin the merger, to cause CFI to divest itself of significant assets of ULTRADATA and CFI, or to impose conditions on CFI with respect to the business operations of the combined companies. Based on information available to them, ULTRADATA and CFI believe that the merger will not violate federal or state antitrust laws.

   We are aware of no other material governmental or regulatory approvals required for consummation of the merger, other than compliance with Delaware corporate law.

Accounting Treatment

   The merger is being accounted for as a purchase by CFI for financial reporting and accounting purposes, under generally accepted accounting principles. After the merger, the results of operations of ULTRADATA will be included in the consolidated financial statements of CFI.

Appraisal Rights

   You are entitled to appraisal rights under Section 262 of Delaware law as to shares of ULTRADATA common stock owned by you. Set forth below is a summary description of Section 262, which is reprinted in its entirety as Appendix B to this proxy statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the ULTRADATA shares. A person having a beneficial interest in shares that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

   This summary and Appendix B should be reviewed carefully by any stockholder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so because failure to comply strictly with the procedures set forth in this proxy statement and in Appendix B will result in the loss of appraisal rights.

   In accordance with Section 262, any stockholder may, before the vote at the special meeting upon the proposal to adopt the merger agreement, demand in writing from ULTRADATA the appraisal of the fair value of the stockholder's shares. The demand must reasonably inform ULTRADATA of the identity of the stockholder and that the stockholder intends to demand the appraisal of the stockholder's shares. In order to be entitled to appraisal rights with respect to any shares, a stockholder must:

  . be the record holder of the shares on the date of the demand;

  . continuously hold the shares through the effective time of the merger;

  . properly demand an appraisal as described in this section; and

  . not vote in favor of the proposal to approve and adopt the merger agreement.

   A stockholder who elects to exercise appraisal rights must mail or deliver a written demand to:

   ULTRADATA Corporation
   5000 Franklin Drive
   Pleasanton, California 94588-3354
   Attention: Secretary

   A vote against the merger or a failure to vote for the merger would not by itself give ULTRADATA sufficient notice of a stockholder's election to exercise appraisal rights.

   Any stockholder, other than a record owner who is acting as a nominee holder for different beneficial owners, seeking to exercise appraisal rights for a portion, but not all, of the stockholder's shares should consult with legal counsel before taking action. ULTRADATA believes that Delaware law has not clearly addressed the ability of a stockholder to exercise appraisal rights with respect to a portion, but not all, of a stockholder's shares. Should a stockholder, other than a record owner who is acting as a nominee holder for different beneficial owners, seek to exercise appraisal rights with respect to a portion, but not all, of the stockholder's shares, ULTRADATA presently intends to assert that by doing so the stockholder has waived appraisal rights. Stockholders should be aware that a Delaware court may find that the stockholder has so waived the stockholder's appraisal rights.

   A demand for appraisal must be signed by or for the stockholder of record as the stockholder's name appears on the certificate or certificates representing his or her shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, the demand must be signed by the fiduciary. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be signed by all joint owners. An authorized agent, including an agent for two or more joint owners, may sign the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the person is the record owner. In this case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of the record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights.

   From and after the effective time of the merger, no stockholder who has duly demanded appraisal in compliance with Section 262 will be entitled to vote for any purpose the shares subject to the demand or to receive payment of dividends or other distributions on the shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

   At any time within 60 days after the effective time of the merger, any stockholder who has previously made a demand for appraisal rights will have the right to withdraw the stockholder's demand for appraisal and to accept the terms offered in the merger agreement; after this period expires, a stockholder may withdraw the stockholder's demand for appraisal only with the consent of ULTRADATA, as the surviving corporation of the merger.

   Within 120 days after the effective time of the merger, either ULTRADATA, as the surviving corporation, or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on the petition, the Court of Chancery will determine which stockholders are entitled to appraisal rights and will appraise the shares formerly owned by these stockholders, determining the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining the fair value, the Court of Chancery is to take into account all relevant factors.

   The cost of the appraisal proceeding may be determined by the Court of Chancery and taxed against the parties as the Court of Chancery deems equitable in the circumstances. Upon application of a dissenting stockholder, the Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal.

   If no petition for appraisal is filed with the Court of Chancery within 120 days after the effective time of the merger, stockholders' rights to appraisal will cease, and all stockholders who had previously demanded appraisal will thereafter be entitled to receive cash in exchange for their shares of ULTRADATA common stock under the merger agreement, upon valid surrender of the certificates that formerly represented their ULTRADATA shares. Since ULTRADATA has no obligation to file a petition, and has no present intention to do so, any stockholder who desires a petition to be filed is advised to file it on a timely basis.

                                   THE MERGER

   The following discussion summarizes the material provisions of the merger agreement and the other related agreements and transactions. The following is not, however, a complete statement of all the provisions of the merger agreement and related agreements. Detailed terms of and conditions to the merger are contained in the merger agreement, a copy of which is attached to this document as Appendix A and is incorporated herein by reference. For a complete presentation of this information, you are urged to read the more detailed information set forth in Appendix A.

General

   The merger agreement provides for the merger of UFO Acquisition (a wholly-owned subsidiary of CFI) with and into ULTRADATA. As a result of the merger, the separate existence of UFO will end and ULTRADATA will survive as a wholly-owned subsidiary of CFI. Any time before the closing of the merger, CFI may require that a wholly-owned subsidiary of CFI other than UFO be merged with and into ULTRADATA, or that ULTRADATA be merged with and into UFO, or another wholly-owned subsidiary of CFI, with UFO or the other wholly-owned subsidiary surviving as a wholly-owned subsidiary of CFI. Whichever corporation survives the merger will be referred to as the surviving corporation. The former holders of ULTRADATA common stock will be entitled to receive $7.50 in cash, without interest, subject to reduction for any applicable federal backup or other withholding taxes, for each share of ULTRADATA common stock they held immediately prior to the effective time of the merger.

Effective Time; Closing Date

   The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, or at whatever time is stated in the certificate of merger. The closing will occur at a date and time agreed upon by ULTRADATA and CFI, no later than two days after all conditions to closing have been satisfied or waived. Assuming all conditions to closing are satisfied or waived, we currently anticipate that the effective time of the merger and the closing will be on or about July 23, 1999.

Payment for Common Stock

   At the effective time of the merger, each share of ULTRADATA common stock issued and outstanding immediately prior to the effective time of the merger, other than dissenting shares, shares owned by any subsidiary of ULTRADATA, and shares owned by CFI or any of its subsidiaries, will be converted into the right to receive $7.50 in cash, without interest, subject to reduction for any applicable federal backup or other withholding taxes.

Exchange of Certificates

   As a result of the merger, all shares of ULTRADATA common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive cash as set forth above. Consequently, after the effective time of the merger, no further transfers of ULTRADATA common stock will be recorded in the stock transfer books of ULTRADATA. Soon after the effective time, CFI's paying agent will mail to ULTRADATA stockholders a letter of transmittal and instructions for use in surrendering ULTRADATA stock certificates in exchange for cash. In the event that your stock certificate has been lost or destroyed, you will have to execute an affidavit of lost certificate and post a bond satisfactory to CFI as indemnity against any claim that may be made against CFI with respect to that stock certificate. Promptly after receipt by CFI's paying agent of your ULTRADATA stock certificate or an affidavit of lost certificate accompanied by a bond, an executed letter of transmittal and any other required documents, your stock certificates will be canceled and you will receive cash as set forth above.

   You should not submit your ULTRADATA stock certificates for exchange unless and until you receive the transmittal instructions and a form of letter of transmittal from CFI's paying agent.

Dissenting Shares

   Holders of shares of ULTRADATA common stock who have complied with all requirements for perfecting appraisal rights under Delaware law will be entitled to receive the fair value of their stock as appraised by the Delaware Court of Chancery instead of the cash payment described above. For more information, see "Appraisal Rights" on page 16.

Treatment of Stock Options

   At the effective time of the merger, outstanding options issued under ULTRADATA's 1994 Equity Incentive Plan will be assumed by CFI and converted into options for CFI common stock. The number of shares subject to the option and the exercise price under the option will be adjusted accordingly. The number of shares of ULTRADATA common stock subject to the option will be multiplied by 0.718, and the exercise price of ULTRADATA common stock under the option will be divided by 0.718. All of the other terms and conditions of each assumed option will remain unchanged in all material respects. Any shares issued under options exercised prior to the closing of the merger will entitle the holder to receive cash consideration as a stockholder of ULTRADATA in the merger.

   CFI agreed in a separate agreement to pay cash for shares of ULTRADATA common stock subject to options granted under the 1994 Equity Incentive Plan that are vested and exercisable at the effective time to each optionholder who has elected to receive cash. At the closing, CFI will pay to each optionholder who has elected an amount equal to:

  . the difference between $7.50 and the exercise price of the ULTRADATA option, multiplied by

  . the number of shares of ULTRADATA common stock subject to that option that are vested and exercisable at the effective time of the merger.

   In addition, on the closing date, CFI will pay to each holder of options to purchase shares of ULTRADATA common stock that have been granted under the 1995 Director Stock Option Plan and an aggregate of options to purchase an aggregate of 1,200,000 shares of ULTRADATA common stock granted outside of ULTRADATA's stock option plans an amount equal to:

  . the difference between $7.50 and the exercise price of the ULTRADATA option, multiplied by

  . the number of shares of ULTRADATA common stock subject to that option that are vested and exercisable at the effective time of the merger.

Representations and Warranties

   The merger agreement contains various representations and warranties of ULTRADATA, including representations and warranties as to:

  . our due organization, valid existence, good standing and our corporate power and authority to own and operate our properties and carry on our business;

  . our lack of any subsidiaries, or ownership of or investment in any other entity;

  . our capitalization and the ownership of our capital stock;

  . our power and authority to enter into and perform under the merger agreement;

  . compliance with the Securities Act of 1933 and the Securities Exchange
    Act of 1934;

  . the accuracy of the information we supply for this proxy statement and the compliance of this proxy statement with the Securities Exchange Act of 1934, as amended;

  . the third-party consents required for the merger and the absence of conflict between (1) the merger agreement and (2) our corporate documents and agreements with third parties and applicable law;

  . the accuracy of our financial statements and the absence or certain changes with respect to our business since December 31, 1998;

  . the absence of litigation pending or threatened against us;

  . compliance with all applicable laws, including employment and environmental laws and regulations and our employee benefit plans;

  . the timely filing of our tax returns and our liabilities for taxes;

  . ownership of intellectual property and the absence of infringement of third-party intellectual property rights by us;

  . the absence of any brokerage, finder's or other fees or commissions owed by us to anyone in connection with the merger agreement;

  . material contracts and our compliance with the terms of those contracts;
    and

  . the accuracy of our disclosure made under and pursuant to the merger agreement.

   The merger agreement contains representations and warranties of CFI as to:

  . CFI's due organization, valid existence and good standing, and CFI's corporate power and authority to own and operate its properties and carry on its business;

  . CFI's corporate power and authority to enter into and perform under the merger agreement;

  . the accuracy of the information CFI supplies for this proxy statement;

  . the third-party consents required for the merger and the absence of conflict between (1) the merger agreement and (2) CFI's corporate documents and third-party agreements and applicable law;

  . the absence of litigation pending or threatened against CFI;

  . the absence of any brokerage, finder's or other fees or commissions owed by CFI to anyone in connection with the merger agreement, other than fees that may be payable to placement agents or lenders in connection with any debt financing obtained by CFI in connection with the merger; and

  . CFI's receipt as of the signing of the merger agreement of commitments or highly confident letters from financially responsible third parties to obtain the funds necessary to consummate the merger and to make the cash payments to ULTRADATA stockholders, and CFI's receipt as of the closing of the merger of the funds necessary to consummate the merger and to make the cash payments to ULTRADATA stockholders. As of the date of this proxy statement, CFI has not completed the financing arrangements for the necessary funds, but has received a letter from U.S. Bancorp Libra indicating that U.S. Bancorp Libra is highly confident that it will be able to place sufficient funds to enable CFI to pay the merger consideration.

Covenants

 ULTRADATA Covenants

   A complete list of the covenants of both parties is set forth in Section 4 of the merger agreement, which is included as Appendix A.

 General Affirmative Covenants

   In the merger agreement, ULTRADATA has agreed that until the earlier of the effective time of the merger or the termination of the merger agreement, it will:

  . provide CFI with access to its files, books, records and offices as may be reasonably required;

  . obtain the government approvals and third-party consents necessary for the merger;

  . promptly notify CFI of any event that is likely to cause any representation or warranty of ULTRADATA to be materially untrue or inaccurate, any material failure to comply with any of covenant, condition or agreement under the merger agreement, any notice relating to the breach of any material agreement, any notice from a third-party alleging that its consent is required in connection with the merger, and any material adverse change to its business, financial condition or assets or any litigation pending or threatened against it;

  . release and have terminated all liens relating to its loan and security agreement with Silicon Valley Bank;

  . if requested by CFI, terminate its 401(k) Employee Retirement Plan; and

  . use reasonable best efforts to cause the merger to be completed.

 Conduct of Business

   In the merger agreement, we agreed that, until the effective time of the merger or until termination of the merger agreement, we will conduct our operations in the ordinary course, consistent with past practice, strive to keep our current officers and employees and to preserve our relationships with customers, suppliers and other third parties. We also agreed that we will not, without CFI's consent:

  . amend our certificate of incorporation or bylaws;

  . issue stock, except through our existing stock option plans;

  . authorize any stock splits or reclassifications, or pay any dividends or other distributions on our stock;

  . adopt any complete or partial liquidation or restructuring of our corporate structure;

  . incur or assume any debt;

  . change, amend or terminate any employee benefit plans except as may be required by law;

  . acquire, sell, lease or dispose of any assets outside of the ordinary course of business, except as contemplated by the merger agreement;

  . change any of our accounting principles or practices except as may be required by law;

  . re-value any of our assets;

  . acquire any corporation, partnership or other business organization, enter into any agreement other than in the ordinary course of business, amend any material agreement, authorize any new capital expenditures or expenditures exceeding an aggregate of $150,000 or enter into or amend any agreement or arrangement that is prohibited by the merger agreement;

  . make or revoke any tax election or settle or compromise any material tax liability;

  . pay out or settle any material claims, liabilities or obligations except in the ordinary course of business or as contemplated by the merger agreement;

  . settle any pending or threatened suit relating to the merger, except as contemplated by the merger agreement; and

  . take or propose to take any action that would make our representations and warranties untrue.

 No Other Negotiations

   During the pre-closing period, we will not encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any third party concerning any merger, sale of assets, sale of shares of our capital stock or other similar transactions. We also will not authorize or permit any of our officers, directors, employees, representatives or agents to undertake any of these prohibited actions.

   However, we may furnish information and access to a third party in response a third party's unsolicited proposal, and may participate in discussions and negotiate with that third party, if the board of directors determines in good faith that it is necessary to explore the proposal in order to meet its fiduciary duties to the stockholders. The ULTRADATA board must provide a copy of any written proposal and a summary of any oral proposal to CFI within 24 hours of its receipt. In addition, the board must promptly advise CFI of any material developments concerning the proposal.

 CFI Covenants

   In the merger agreement, CFI promises that it will:

  . obtain the government approvals and third-party consents necessary for the merger;

  . promptly notify ULTRADATA of any event that is likely to cause any representation or warranty of CFI to be materially untrue or inaccurate, any material failure to comply with any of covenant, condition or agreement under the merger agreement, any notice relating to the breach of any material agreement, any notice from a third-party alleging that its consent is required in connection with the merger;

  . amend CFI's 401(k) Employee Retirement Plan to provide that ULTRADATA employees may commence participation in CFI's 401(k) Employee Retirement Plan; and

  . use reasonable best efforts to cause the merger to be completed.

Conditions to the Merger

 Conditions to the Obligations of Both Parties

   The obligations of both parties to effect the merger are conditioned upon:

  . approval of the merger agreement by ULTRADATA stockholders;

  . the absence of any statute, rule, regulation, executive order, decree, ruling or injunction which would prohibit or restrict the consummation of the merger; or

  . the receipt or filing of any governmental or regulatory notices or approvals.

 Conditions to the Obligations of ULTRADATA

   The obligations of ULTRADATA to effect the merger are conditioned upon:

  . the representations and warranties of CFI will be true and correct in all material respects on and as of the closing date, including but not limited to its representation and warranty that it will have the funds necessary to consummate the merger, and ULTRADATA will have received a certificate to that effect from CFI; and

  . CFI will have performed and complied in all material respects with all of its covenants on or before the closing, and ULTRADATA will have received a certificate to that effect from CFI.

 Conditions to the Obligations of CFI

   The obligations of CFI to effect the merger are conditioned upon:

  . the representations and warranties of ULTRADATA will be true and correct in all material respects on and as of the closing date, and CFI will have received a certificate to that effect from ULTRADATA;

  . ULTRADATA will have performed and complied in all material respects with all of its covenants on or before the closing, and CFI will have received a certificate to that effect from ULTRADATA;

  . ULTRADATA will have received all consents necessary to continue in full force all of its material contracts;

  . the absence of any material adverse change on ULTRADATA; and

  . each employee of ULTRADATA and its subsidiaries will have entered into a proprietary rights and confidentiality agreement.

Termination of the Merger Agreement and Break-Up Fee

   The merger agreement may be terminated before the merger becomes effective, whether before or after approval of the merger by the ULTRADATA stockholders:

  . by mutual consent of ULTRADATA and CFI;

  . by either ULTRADATA or CFI if there is a permanent injunction or other court order prohibiting the merger or making it illegal;

  . by either ULTRADATA or CFI if the merger is not completed by August 31, 1999, other than as a result of a breach of the merger agreement by the terminating party;

  . by ULTRADATA if:

   . ULTRADATA enters into a definitive agreement or receives a bona fide proposal concerning a merger, sale of assets, sale of shares of ULTRADATA capital stock or a similar transaction that the board of directors, based on the written advice of a financial adviser of nationally recognized reputation, determines in good faith to be more favorable to ULTRADATA stockholders than the merger with CFI;

   . ULTRADATA fails to obtain stockholder approval by August 31, 1999; or

   . CFI breaches a representation or warranty or breaches any covenant or agreement in the merger agreement if the breach has a material adverse effect on the consummation of the merger, if either breach is not cured by August 31, 1999; or

  . by CFI if:

   . ULTRADATA's board of directors (1) withdraws, modifies or changes its approval or recommendation of the merger, or (2) recommends another proposal concerning a merger, sale of assets, sale of shares of ULTRADATA capital stock or a similar transaction ;

   . ULTRADATA fails to obtain stockholder approval by August 31, 1999; or

   . ULTRADATA breaches a representation or warranty, or breaches any covenant or agreement that has a material adverse effect on ULTRADATA or the consummation of the merger, if either breach is not cured by August 31, 1999.

   Terminating the merger agreement will generally terminate the obligations of the parties to perform their covenants in the merger agreement, except that the parties will continue to comply with various miscellaneous provisions, including CFI's agreement to refrain from divulging or using the confidential information of ULTRADATA, except as required by the merger agreement.

   In addition, upon termination of the merger agreement, each party will bear its own expenses in connection with the merger agreement, except that ULTRADATA and CFI have to pay a termination fee of $5.0 million and pay the other party's out-of-pocket fees and expenses, not to exceed $250,000 upon the occurrence of the events described below.

   ULTRADATA will pay CFI a termination fee and reimburse CFI for fees and expenses, if:

  . ULTRADATA terminates the merger agreement because ULTRADATA receives a bona fide merger or acquisition proposal more favorable to ULTRADATA stockholders than the merger with CFI;

  . either party terminates the merger agreement because ULTRADATA fails to obtain stockholder approval by August 31, 1999; or

  . CFI terminates the merger agreement because (1) ULTRADATA's board of directors withdraws, modifies or changes its approval or recommendation of the merger, or recommends another merger or acquisition proposal; or
    (2) ULTRADATA breaches a representation or warranty in the merger agreement or breaches any covenant or agreement that has a material adverse effect on ULTRADATA or the consummation of the merger, if either breach is not cured by August 31, 1999;

   CFI will pay ULTRADATA a termination fee and reimburse ULTRADATA for fees and expenses if ULTRADATA terminates the merger agreement because CFI breaches a representation or warranty or breaches a covenant or agreement if the breach has a material adverse effect on the consummation of the merger, if either breach is not cured by August 31, 1999, including but not limited to CFI's obligation to obtain adequate financing for the funds necessary to consummate the merger.

                      BENEFITS OF THE MERGER TO ULTRADATA
                        DIRECTORS AND EXECUTIVE OFFICERS

   When you consider the ULTRADATA board of directors' recommendation to vote for the merger, you should be aware of interests which some of the ULTRADATA directors and executive officers have in the merger that are different from your and their interests as ULTRADATA stockholders. The ULTRADATA board was aware of these and other interests and considered them before approving and adopting the merger agreement.

Assumption of Stock Options

   The following director and executive officers hold options to purchase a total of 530,800 shares of ULTRADATA common stock granted under ULTRADATA's 1994 Equity Incentive Plan:

  . Nigel P. Gallop, a director of ULTRADATA,

  . Robert J. Majteles, President and Chief Executive Officer of ULTRADATA,

  . Ronald H. Bissinger, Vice President and Chief Financial Officer of
    ULTRADATA,

  . David J. Robbins, Vice President, Products and Services of ULTRADATA,

  . Cindy L. Cooper, Vice President, Product Development of ULTRADATA, and

  . James R. Berthelsen, Vice President, Marketing of ULTRADATA

   At the effective time of the merger, CFI will assume all of the outstanding vested and unvested options to purchase ULTRADATA common stock granted under the 1994 Equity Incentive Plan, including options granted to Messrs. Gallop, Majteles, Bissinger, Robbins and Berthelsen and to Ms. Cooper. Each of these new CFI options will contain the same material terms and conditions as the existing ULTRADATA options except that the number of shares of ULTRADATA common stock subject to the option will be multiplied by 0.718, and the exercise price of ULTRADATA common stock under the option will be divided by 0.718

   The option holders who elect to exercise any of their vested options prior to the effective time of the merger will receive the merger consideration payable to holders of ULTRADATA common stock in exchange for the shares issued upon exercise, less the exercise price of the vested option.

Acceleration of Stock Options

   The completion of the merger will cause the full vesting of the following number of options to purchase the following number of shares of ULTRADATA common stock held by the following executive officers:

      Name and Title                                             No. of Options
      --------------                                             --------------
      Robert J. Majteles, President and Chief Executive Offi-
       cer.....................................................     700,000
      Ronald H. Bissinger, Vice President and Chief Financial
       Officer.................................................      75,000
      David J. Robbins, Vice President, Products and Services..     120,000
      Cindy L. Cooper, Vice President, Product Development.....     100,000
      James R. Berthelsen, Vice President, Marketing...........     100,800

   CFI will terminate options to purchase 600,000 shares of common stock granted to Mr. Majteles and pay to him an amount equal to the product of:

  . the difference between $7.50 and the exercise price of the ULTRADATA option, multiplied by

  . the number of shares of ULTRADATA common stock subject to the option.

   The completion of the merger will cause the full vesting of options to purchase the following number of shares of ULTRADATA common stock held by the following directors:

      Name                                                        No. of Options
      ----                                                        --------------
      Lawrence M. Howell.........................................     40,000
      M. Mel Stuckey.............................................     40,000
      John F. Carlson............................................     30,000

   Nigel P. Gallop, ULTRADATA's Chairman, holds fully vested options to purchase 600,000 shares of ULTRADATA common stock.

   CFI will terminate options granted each of Messrs. Gallop, Howell, Stuckey and Carlson and pay to each an amount equal to the product of:

  . the difference between $7.50 and the exercise price of the ULTRADATA option, multiplied by

  . the number of shares of ULTRADATA common stock subject to that option.

    SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS ANDMANAGEMENT OF ULTRADATA

   The following table sets forth certain information, as of June 15, 1999, with respect to the beneficial ownership of ULTRADATA common stock by:

  . each stockholder known by ULTRADATA to be the beneficial owner of more than 5% of the ULTRADATA common stock;

  . each director;

  . ULTRADATA's Chief Executive Officer and each of the four other most highly compensated executive officers of ULTRADATA based on ULTRADATA's fiscal year 1998 compensation; and

  . all directors and executive officers as a group.

   For purposes of this table, beneficial ownership of securities is defined according to the rules of the Securities and Exchange Commission and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein. ULTRADATA believes that the beneficial owners of shares of ULTRADATA common stock listed below have sole investment and voting power with respect to the shares, subject to community property laws where applicable. In addition, for purposes of this table, a person or group is deemed to have beneficial ownership of any shares which the person has the right to acquire within 60 days after June 15, 1999. For purposes of calculating the percentage of outstanding shares held by each person named above, any shares which the person has the right to acquire within 60 days after June 15, 1999 are deemed to be outstanding, but the shares are not deemed to be outstanding for the purpose of calculating the percentage ownership of any other person.

   The third column shows separately shares which may be acquired by exercise of stock options within 60 days after June 15, 1999 or upon acceleration of the stock options in connection with the merger by the directors and executive officers individually and as a group as shown. These shares are included in the numbers expressed in the first column.

                                                             Percent of      Options
                                      Amount and Nature of   Outstanding   Exercisable
Name and Address of Beneficial Owner  Beneficial Ownership  Common Stock  Within 60 Days
------------------------------------  --------------------- ------------- --------------
Directors and Officers
Nigel P. Gallop.............                1,840,000           21.9%         635,000
 c/o ULTRADATA Corporation
 5000 Franklin Drive
 Pleasanton, California
  94588-3544
Robert J. Majteles..........                  725,000            8.6%         700,000
 c/o ULTRADATA Corporation
 5000 Franklin Drive
 Pleasanton, CA 94588-3354
David J. Robbins............                  125,146            1.6%         120,000
James Berthelsen............                  109,865            1.4%         100,800
Cindy L. Cooper.............                  105,959            1.4%         100,000
Ronald H. Bissinger.........                   75,000            1.0%          75,000
Lawrence M. Howell..........                   56,300              *           40,000
M. M. Stuckey...............                   42,500              *           40,000
John F. Carlson.............                   30,000              *           30,000
All executive officers and
 directors as a group
 (9 persons)................                3,108,770           32.4%       1,840,800
5% Stockholders
Andrew J. Phelan............                1,128,000           14.5%
 c/o ULTRADATA Australia
 25 Richardson Street
 West Perth 6005
 Australia
Brian N. Dean...............                  980,742           12.7%
 c/o ULTRADATA Australia
 1919 Malvern Road
 East Malvern Victoria
 Australia 3145
Malcolm R. McKellar.........                  868,500           11.2%
 10-12 Hibiscus Court
 Rocky Point, FNQ 4783
 Australia
David M. Greenhouse.........                  820,800           10.6%
Austin W. Marxe
 153 East 53rd Street
 New York, NY 10022
Lipkin Capital Management,
 Inc........................                  414,500            5.4%
 161 Ferndale Avenue South
 Wayzata, MN 55391

--------
* Less than 1%

                             BUSINESS OF ULTRADATA

   We provide information management software and solutions for relationship-oriented financial institutions. Currently these solutions allow our customers to, among other things, engage in cross-selling, relationship pricing, data mining, and workflow control as well as to provide financial services such as checking, savings and investment accounts, home banking, credit and debit cards, automated teller machine access and consumer lending. Our products today are primarily targeted at large and mid-sized credit unions for use as an in-house installation and to value-added resellers for distribution to small-sized credit unions that operate in service bureau environments. Combining the in-house installations with services provided by our value added resellers, the approximately 430 credit unions using our software represent over 5,700,000 members and $30.0 billion in assets.

   A credit union is a member-owned, not-for-profit financial institution. Credit unions compete by providing customer relationship management. Although historically targeting credit unions, we envision potentially expanding into markets containing other relationship-oriented financial institutions.

Products

   In addition to our ULTRAFIS(R) transaction processing engine, we offer a family of information management modules consisting of a number of applications that can be purchased together or separately to enhance the services and information management, professional services and software maintenance. In 1998, we substantially phased out direct sales of hardware. We also have established value added reseller relationships with service organizations to provide service bureaus environments for customers that wish to utilize the ULTRAFIS system and related information management modules without the accompanying information systems infrastructure.

   Our information management modules include:

  . the Financial Service Platform--Front Office(TM) module which provides a relationship management environment for tellers, member services and call center operations;

  . the FSP--ALPS(TM) Automated Loan Processing System, which automates the processing, cross-selling and evaluation of consumer loan applications;

  . the FSP--Collections(TM) module which manages the handling and collection of delinquent loan accounts;

  . the Ultra-Access(R) NT-based suite of remote banking products which give financial institutions and their members efficient, reliable and secure remote banking capabilities via personal computers using Internet, Intranet or private dial-up access and self-service kiosks; and

  . the Ultra-Voice(TM) NT-based voice response system for member inquiries, loan applications and transaction processing.

   The following chart summarizes the principal features of our products:

Product                                          Description
-------                                          -----------
ULTRAFIS.....................  Core transaction processing engine which also provides a number of optional interfaces to
                               third-party applications, including interfaces
                               for mortgage loan processing, student loan
                               processing, asset/liability management,
                               investment portfolio accounting, marketing
                               analysis systems and document management

Automated Teller Machine
 processing..................  Supported for off-line and online processing

Ultra-Link...................  Provides an online and optional terminal driving system for automated teller machine, debit card
                               and point of sale processing and supports a wide
                               array of automated teller machine transactions,
                               including savings and checking deposits and
                               withdrawals, transfers between savings and
                               checking accounts, loan payment and balance
                               inquiry, and statement printing, as determined
                               by the credit union

Ultra-Sales..................  Provides sales automation and relationship management capabilities allowing credit unions
                               to retrieve pertinent information and complete
                               sales cycles

OnBase(R) Electronic Document  Facilitates archival, retrieval and workflow of
 Management System...........  documents

   Prior to 1997, we sold third-party products supported by the ULTRAFIS system, including RISC/UNIX based workstations from major suppliers such as Hewlett-Packard and IBM and resold associated peripheral equipment such as printers, tape drives and networking devices. In the fall of 1997, we established a non-exclusive relationship with a value added reseller hardware vendor to whom we transferred these hardware sales. The hardware vendor configures, sells, distributes and provides service for our customers' hardware needs so that we can concentrate our efforts on the core business of software, maintenance and services. In the first quarter of 1999, we began using a different value added reseller hardware vendor. We also re-license software products used with the system, such as the UNIX operating system, the UniData(R) relational database from Ardent Software, Inc., Uniplex office automation products from Uniplex(TM) Software, Inc. and a variety of networking software.

Pricing

   The price for a complete suite of software products, including our core ULTRAFIS system, information management modules, and installation and training services ranges from $250,000 to $2,000,000, depending primarily on the customer size and requested modules.

   Pricing for information management modules, such as the FSP--Front Office, FSP--ALPS, FSP--Collections and Ultra-Access modules, typically range from $10,000 to $125,000.

   We also charge a recurring software maintenance fee for software support and periodic software updates. Currently, all of our customers subscribe to the maintenance services, for which they pay a fee equal to a percentage of the purchase price for the selected software. We also charge for related training, implementation and professional services.

Professional Services

   We offer a variety of product and technical professional services as well as application training to our customers, including on-site customer training and continuing education either at the customer's site or at our offices. For financial institutions, the installation of a new data processing or customer information management system is a complex and time-critical undertaking. Typically, a new system must be installed and made fully operational with data converted from the prior system over a single weekend and without any period of parallel operation with the system it replaces. After selecting us as the solution provider, the installation process typically requires a minimum of four months of preparation and planning to successfully install and convert from the customer's legacy system. Once our system is installed, we offer additional professional services to assist with product utilization, training and future applicability of additional information management modules.

   We offer an optional service that allows customers to continue to operate their ULTRAFIS systems in the event of a catastrophic system failure at their own site through our Disaster Recovery Center in Carrollton, Texas.

Technology

   Our technology strategy is to employ the latest open computing standards. This approach allows us and our customers to take advantage of performance improvements and cost reductions in software, operating systems, databases and hardware.

   The core ULTRAFIS software was originally released in 1981 and was significantly reengineered in 1990 to operate on the industry-standard open architecture UNIX operating system. The re-engineered software is able to run on a wide range of platforms, including those of Hewlett-Packard and IBM. Because UNIX provides for scalability, adaptability to growth, and is expandable and open to a variety of hardware, software and networking products, we believe that products based on the UNIX operating system provide a competitive advantage in the development of systems for financial services providers. We also plan to release our core ULTRAFIS software on the NT platform in 1999.

   The ULTRAFIS system uses the UniData relational database management system and data warehouse from Ardent Software. The data warehouse allows for enhanced customer information management through the use of data cubes. The database is designed for high-volume, online transaction processing. This nested, three-dimensional database uses the industry-standard structured query language to interface with the leading third-party management and reporting packages. This model allows for significant improvements in system performance and in data storage compared to a relational system. This database allows the ULTRAFIS system to take advantage of leading-edge technology such as multi-processor hardware, distributed processing using TCP/IP and other standard networking protocols and client/server technology, as well as providing a seamless interface to popular personal computer software products, such as the Microsoft Corporation suite of products and other advanced information tools. Under our agreement with Ardent, Ardent has granted us a nonexclusive license to distribute and sublicense certain of Ardent's database products in North America.

   For our client/server products, we use Microsoft(R) Windows and Windows 2000 NT operating systems, which provide easy-to-use graphical user interfaces and enable the user to take advantage of the wide variety of personal computer applications that operate with these operating systems. We are developing our products to take advantage of new products and standards produced by Microsoft such as Windows 2000 NT, Visual Basic and Visual Voice. FSP is an architecture developed by us for delivery of its client/server information management modules. This environment provides a consistent look-and-feel to the products, a standard for design and navigation, and a shortened development cycle for delivery of new products and features within the architecture.

   Our technology approach also provides for independence in local and wide area networking. Our customers use a wide variety of networking hardware and software. We believe that network independence is critical for our customers with multiple branches, automated teller machines and other remote banking needs such as remote electronic banking and electronic financial services.

Research and Development

   The markets for our products are characterized by changing technology and improvements in database technology, network operating systems, programming tools, programming languages, operating systems and computer hardware.

   The principal focus of our development activities is the enhancement of existing product offerings and development of new information management applications such as data mining and customer relationship management. Our success will depend in part upon the development and sale of these products to our current customers and future customers outside of our traditional credit union base, including potential customers such as banks, investment firms, brokerages, savings and loan associations, and other financial services providers.

Customers

   Our current installed base includes approximately 430 credit unions using the ULTRAFIS software either in an in-house or a service bureau environment. Our credit union market strategy is to target in-house systems to credit unions with over 10,000 members and to provide our software to smaller credit unions through value added resellers. Our installed base currently serves approximately 5,700,000 members, or 8%, of the approximately 71,000,000 total credit union members in the United States. No customer represents 10% or more of our revenues.

Customer Service

   Customer service and support are key elements of our business. The services and support products offered to our customers include product installation and training, conversion programming services, custom programming, consulting, disaster recovery planning and training services and telephone customer support.

Support

   We offer standard, extended and emergency telephone customer support to assist customers in resolving problems. Under our standard maintenance agreements, support is provided from 3:00 a.m. to 11:00 p.m., Pacific Standard Time, Monday through Friday, and from 9:00 a.m. to 5:00 p.m., Pacific Standard Time, on Saturday. We offer 24-hour and emergency customer support for an additional hourly charge.

Sales and Marketing

   We sell our products and services in the United States primarily through a direct sales force of sales representatives located in our main offices in Pleasanton, California, and in sales offices in Connecticut, Florida, Michigan, Minnesota, North Dakota, Texas and Utah. Additionally, the sales force is supported by a technical team of system consultants. While the sales cycle varies substantially from customer to customer, the sale to a new customer typically extends from three to twelve months while information management module sales cycles can be considerably shorter.

   We also have been successful in marketing our products through value added resellers. We anticipate that we will further develop and rely in part upon distribution relationships to market our products. There can be no assurance that we will be successful in establishing relationships or that any entities with which we establish relationships will be successful in marketing or selling our products.

Competition

   The market for information processing services to the credit union industry is highly competitive and somewhat fragmented. We compete primarily with independent computer service firms and internal data processing departments of potential customers. Our products are generally priced at the higher end of the market because we believe that our products generally provide more functionality, versatility and higher levels of integration than its competitors' products.

   We believe that the principal competitive factors in our target markets are product functionality, flexibility, ease-of-use, quality, performance, customer service and support, company reputation, price and use of new industry standard technologies. Although we believe that we compete effectively with respect to each of these factors, there can be no assurance that we can maintain our competitive position against current and potential competitors, some of which have greater financial, marketing and other resources than us.

   Our principal competitors are different across the credit union market, as the size and complexity of financial institutions have different functionality or pricing requirements. Our principal competitors include various entities owned by:

  . FISERV, Inc.,

  . XP Systems,

  . Users Inc.,

  . Symitar Systems, Inc., and

  . EDS Credit Union Services.

Proprietary Rights and Licenses

   We seek to protect our software, documentation and other proprietary information under trade secret, copyright and trademark laws, which afford only limited protection. We have no patents. ULTRADATA, Ultra-Access, ULTRAFIS, and the ULTRADATA logo are registered U.S. trademarks of ULTRADATA. FSP--Front Office, FSP--ALPS, FSP--Collections, Ultra-Link, Ultra-Sales and Ultra-Voice are trademarks of ULTRADATA.

   There are currently no pending claims that our products, trademarks or other proprietary rights infringe upon the proprietary rights of third parties. A successful claim of infringement against us or our failure to develop or license a substitute technology could have a material adverse effect on our business, financial condition and results of operations.

Government Regulation

   We are not directly subject to federal or state regulations applicable to credit unions and other financial institutions. As a provider of products to these entities, however, we must take into account applicable regulations in order to provide products that help our customers comply with these regulations. Credit unions that utilize our products are regulated by the National Credit Union Association, a federal government agency, and various state regulatory authorities. The use by financial institutions of our products is subject to a number of laws and regulations promulgated by the National Credit Union Association and the Federal Reserve Board. The implementation of our products by our customers is reviewed from time to time by government regulators in connection with compliance audits of the customers' operations and we also monitor regulatory changes on our own and implement changes to our products as appropriate. Failure to reflect in our products the terms of these regulations in a timely or accurate manner could subject us to liabilities that could have a material adverse effect on our business, financial condition and results of operations. Furthermore, changes to these regulations and standards or the adoption of new regulations or standards that affect our products could affect the performance of our products and have a material adverse effect on our business, financial condition and results of operations.

Employees

   We had approximately 168 employees as of April 30, 1999. None of our employees are represented by a labor union. We have experienced no work stoppages and believe that our employee relationships are good.

Properties

   Our headquarters in Pleasanton, California consists of two facilities under lease through January 1, 2007. We have consolidated our headquarters operations into the larger of the two facilities, which has approximately 60,000 square feet of office space, and have subleased our smaller facility to another entity through July 2002. We believe that the larger facility will meet our growth needs for the foreseeable future.

   We also have an office in Carrollton, Texas which houses the corporate and customer disaster recovery center. The facility is under lease until December 2001.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   This Management's Discussion and Analysis of Financial Condition and Results of Operations includes forward-looking statements which reflect our current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those discussed below, that could cause results to differ materially from historical results or those anticipated. In this report the words "expects," "anticipates," "believes" and similar expressions identify forward-looking statements, which speak only as of the date hereof.

Overview

   We provide information management software and solutions for relationship-oriented financial institutions. These solutions allow our customers to, among other things, engage in cross-selling, relationship pricing, data mining and workflow control. These solutions also allow our customers to provide financial services such as checking, savings and investment accounts, home banking, credit and debit cards, automated teller machine access and consumer lending. Our products are primarily targeted at large and mid-sized credit unions that want to operate their system in-house. For smaller credit unions, we work through value added resellers to provide our products. Combining the in-house installations with services provided by our value added resellers, the approximately 430 credit unions using our software represent over 5,700,000 members and $30.0 billion in assets.

   We derive our revenues primarily from software license fees, professional service fees including training and installation, custom services, disaster recovery and software maintenance fees. A significant portion of our revenues is derived from substantial contracts with organizations that have long decision-making cycles, typically from three to twelve months. Each new customer system generally consists of our ULTRAFIS product and selected information management modules and selected professional services.

   In the fall of 1997, we established a non-exclusive relationship with a value added reseller hardware vendor to configure, sell, distribute and provide service for the Hewlett-Packard and IBM hardware products and operating systems used in conjunction with our software products. Further, the hardware vendor builds, integrates, delivers and supports our Ultra-Access suite of remote banking products including Ultra-Access Browser Banking, self-serve kiosks, voice response systems and firewalls. This relationship was formed to allow us to focus on our core capabilities of providing software and related services to our customers. In the first quarter of 1999, we began using a different value added reseller hardware vendor.

   In the second quarter of 1997, we entered into a distributor agreement with Applied Communications, Inc., formerly USSI, Inc., a division of Transaction Systems Architects, Inc., to develop and license our Ultra-Link online and optional terminal driving system. The Ultra-Link system is used for automated teller machine and debit card processing that supports a wide array of automated teller machine transactions, including savings and checking deposits and withdrawals, transfers between savings and checking accounts, loan payment and balance inquiry and statement printing, as determined by the credit union. In the first quarter of 1999, we renegotiated our relationship with Applied Communications to reduce the number of licenses purchased and provide for maintenance required by the Ultra-Link system. We replaced the payments required under the 1997 agreement with an initial payment of $500,000 in May 1999 and monthly payments totaling $700,000 payable over the following 24 months for which we executed an irrevocable standby letter of credit. Our failure to successfully sell and implement this product in our customer base could have a material adverse effect on our business, financial condition and results of operations.

   In the third quarter of 1997, we transferred our direct service bureau operations to Premier Systems, Incorporated, our largest service bureau value added reseller. The sale resulted in a gain of $558,000 in the third quarter of 1997 and provides for an additional annual amount totaling $350,000 to be paid to us in four quarterly installments commencing December 31, 1998, contingent upon renewal of service bureau contracts transferred to Premier Systems. As of December 31, 1998, we had received $162,000 from Premier Systems. We expect that we will only provide service bureau services through value added resellers in the future.

Results of Operations

 Comparison of Years Ended December 31, 1998 and 1997

   Revenues

   Our revenues are comprised of software license fees, services, including maintenance and other revenues, and hardware revenues. Total revenues were $30.8 million in fiscal 1998, compared to $29.1 million in 1997. Revenues in our core business, excluding hardware sales, were $27.6 million in 1998 compared to $23.6 million in 1997.

   Software revenues increased 57% or $4.0 million to $11.1 million in 1998, compared to $7.1 million in 1997. The increase in software sales was primarily attributable to an increase in add-on module sales. Four new system sales were made in 1997 and 1998; however, an additional four new systems were signed in 1998 for which revenue was deferred into 1999.

   Our services revenue in 1998 was comparable to 1997. Maintenance service revenues are derived from quarterly, annual and multi-year support agreements with our customers. Maintenance revenue increased $0.7 million due to the growth of system and module installations. Other services revenues include training and installations, custom development, service bureau operation fees and disaster recovery contracts. Other service revenues decreased by $0.6 million primarily due to the sale of our service bureau business to Premier Systems in the third quarter of 1997.

   Hardware revenues decreased 42% in 1998 to $3.2 million from $5.5 million in 1997 due to the transfer of hardware sales to a value added reseller hardware vendor. In the fall of 1997, we began to transfer hardware sales so that we could concentrate our efforts on the core business of software, maintenance and services. We receive a portion of the hardware vendor's hardware revenues as a referral fee. We expect that any future hardware sales made directly by us will be immaterial.

   Gross Margins

   Gross margin as a percentage of total revenues increased to 49% in 1998 from 42% in 1997. The primary cause of the increase was a result of a greater portion of software sales which have a higher gross margin than hardware or services.

   Software gross margin was 82% in 1998 and 85% in 1997. Services gross margin increased from 29% in 1997 to 34% in 1998 primarily as a result of hardware referral fees included in 1998 revenue as well as improved staff utilization.

   Hardware gross margin decreased during 1998 to 11% compared to 25% in 1997. Hardware margins fluctuate depending on the mix of items sold. With our alliance with Ex-Cel, there were fewer new system hardware sales, resulting in a higher proportion of lower-end add-on hardware sales.

   Operating Expenses

   Product development expenses increased slightly to $4.7 million in 1998 from $4.6 million in 1997. The increase in 1998 was due to increased third-party development costs partially offset by a decrease in overall fixed staff expenses. Product development expenses as a percent of total revenue were 15% in 1998 and 16% in 1997.

   Selling, general and administrative expenses decreased to $9.2 million in 1998 from $12.0 million in 1997. The decrease was attributable to continued emphasis on general cost reductions.

   Interest Income and Interest Expense

   Interest income was $40,000 in 1998 and $120,000 in 1997. Interest expense was $179,000 in 1998 of which $125,000 was due to interest related to the advance purchase of third-party licenses pursuant to our agreement with ACI.

   Other Income

   Other income in 1998 was $59,000 and was comprised of a taxes payable reversal offset by losses from disposal of fixed assets. Other income in 1997 was $352,000 and was primarily a gain from the sale of our 50% interest in a value added reseller service bureau, unrelated to our gain on the transfer of service bureau contracts from our internal service bureau.

   Income Tax Expense

   We recorded provisions for income taxes of $22,000 for 1998 none for 1997. The difference between the "expected" income tax expense and the actual expense for 1998 is primarily attributable to net loss carryforwards. No tax expense was recorded for 1997 due to the net loss incurred for that year.

 Comparison of Years Ended December 31, 1997 and 1996

  Revenues

   Total revenues decreased $11.3 million to $29.1 million in 1997 from $40.4 million in 1996. Revenues in our core business, excluding hardware sales, decreased $2.6 million to $23.6 million in 1997 from $26.2 million in 1996.

   Software revenues were $7.1 million in 1997 compared to $9.5 million in 1996. This decline was associated with the high volume of sales in 1996 and the emphasis we placed on our new client/server applications for which demand outpaced our ability to perform and which resulted in lower system sales. The decline was partially offset by re-licensing fees on our software.

   Our service revenue in 1997 was comparable to 1996 with an increase in maintenance revenue of $2.0 million offset by a decline in other service revenue of $2.1 million. The increase in maintenance revenue was primarily a result of growth in new ULTRAFIS system customer installations and the volume of new information management application modules introduced and installed in 1996 and 1997. The decline in other service revenue was primarily attributable to the decline in new system sales and the sale of our service bureau business to Premier Systems in the third quarter of 1997.

   Hardware revenues decreased 61% in 1997 to $5.5 million, compared to $14.3 million in 1996. The hardware revenue decrease was primarily attributable to the decrease in new systems sales compared to 1996. In addition, in the fourth quarter of 1997, we began to transfer our hardware sales to Ex-Cel to enable us to focus on our core business.

   Gross Margins

   Gross margin as a percentage of total revenues increased to 42% in 1997 from 36% in 1996. The primary cause of the increase was a result of a greater portion of software sales which have a higher gross margin than hardware or services. Installations and training for new system conversions, a large component of the services and other segments, operated at a loss for 1996 due to cost overruns on committed contracts and associated travel expenses.

   Software gross margin as a percentage of software revenue increased in 1997 to 85% from 77% in 1996. Software margins fluctuate based on the mix of sales of our software and third-party software, which is sold at lower margins. The increase in margins in 1997 was due to a reduction in software sales that include a third-party software component.

   Hardware gross margin as a percentage of hardware revenues decreased slightly during 1997 to 25% compared to 28% in 1996.

   Operating Expenses

   Product development expenses decreased to $4.6 million in 1997 from $6.2 million in 1996. Product development expenses as a percent of total revenue increased to 16% in 1997 compared to 15% in 1996. The decrease in total dollar spending in 1997 compared to 1996 was primarily the result of a reallocation of resources to focus us on client-server product lines, product standardization and customer support, the reduction of the number of consultants used in product development and a reduction in other product development overhead expenses.

   Selling, general and administrative expenses decreased to $12.0 million in 1997 from $15.5 million in 1996. The decrease in 1997 from 1996 was primarily attributable to significant cost reductions in overhead expenses in 1997, including consolidating our headquarters from two facilities to one in the first quarter of 1997 as well as other general cost reductions. Additionally, we made significant reductions in staffing levels to support lower new account sales volumes in 1997.

   Interest Income and Interest Expense

   Interest income in 1997 and 1996 was $120,000 and $365,000, respectively. Interest expense was $102,000 in 1997 compared to interest expense of $36,000 in 1996. Higher earnings in 1996 resulted from the investment of the funds generated by our initial public offering.

   Other Income

   Other income in 1997 was $352,000 and was primarily a gain from the sale of our direct service bureau operations.

   Income Tax Expense

   We recorded no provisions for income taxes in 1997 or 1996 due to losses incurred during those years.

 Comparison of Three Months Ended March 31, 1998 and 1999

   Revenues for the three months ended March 31, 1999 were comparable to the same period in 1998. Revenues from our core business, which excludes hardware, increased 13% from $6.3 million in the first quarter of 1998 to $7.1 million in the first quarter of 1999.

   The following table sets forth our revenues and gross margin and gross margin as a percentage of revenues for the three-month periods ended March 31, 1999 and 1998:

                            Revenues                 Gross Margin    Gross Margin
                         (in thousands)             (in thousands)         %
                          Three Months               Three Months    Three Months
                              Ended                      Ended           Ended
                            March 31,        %         March 31,       March 31,            %
                         ---------------  Increase  ---------------- ----------------    Increase
                          1999    1998   (Decrease)  1999     1998    1999      1998    (Decrease)
                         ------- ------- ---------- -------  ------- ------    ------   ----------
Software................ $ 2,608 $ 2,522      3%    $ 1,851  $ 2,291     71%       91%     (20%)
Services and other......   4,509   3,752     20%      2,253    1,120     50%       30%      20%
                         ------- -------    ---     -------  ------- ------    ------      ---
 Subtotal core..........   7,117   6,274     13%      4,104    3,411     58%       54%       4%
Hardware................     211     988    (79%)        (2)     115     (1%)      12%     (13%)
                         ------- -------    ---     -------  ------- ------    ------      ---
Total Revenues.......... $ 7,328 $ 7,262      1%    $ 4,102  $ 3,526     56%       49%       7%
                         ======= =======    ===     =======  ======= ======    ======      ===

   Software revenues increased slightly to $2.6 million in the first quarter of 1999 from $2.5 million in the first quarter of 1998.

   Services and other revenues increased 20% from $3.8 million in the first quarter of 1998 to $4.5 million in the first quarter of 1999. Service and other revenues primarily consist of installation, training and maintenance or support revenue. The increase in revenue was due to maintenance revenues from an increased installed base of software products and increased training and installation services.

   Hardware revenues decreased 79% from $1.0 million in the first quarter of 1998 to $0.2 million in the first quarter of 1999 due to the transfer of our hardware sales to Ex-Cel. We expect direct hardware revenues in 1999 to continue to decline as the remaining hardware orders from before the transfer are fulfilled.

   Gross Margin

   Gross margin increased from 49% in the first quarter of 1998 to 56% in the first quarter of 1999 primarily as a result of an increase in the gross margin on services partially offset by a decrease in the gross margin from software sales.

   Software gross margin decreased from 91% in the first quarter of 1998 to 71% in the first quarter of 1999 due to a higher proportion of sales of software purchased and licensed from third parties as well as the $149,000 charge related to the renegotiation of a license agreement. See Note 6 to the Condensed Financial Statements.

   Gross margin percentage from service and other revenues increased from 30% in the first quarter of 1998 to 50% in the first quarter of 1999. The increase was primarily due a reduction in the number of staff associated with maintenance activities, improved staff utilization in training and installations and the reduction in support staff providing maintenance services.

   Hardware gross margin as a percentage of hardware revenues decreased to (1%) for the first quarter of 1999 from 12% for the first quarter of 1998 primarily due to the write-off of damaged inventory and a larger portion of low cost items sold with lower margins.

   Operating Expenses

                                Three Months
                                    Ended      Increase      As a percent
                                  March 31,   (Decrease)       of Revenue
                                ------------- -------------  ---------------
                                 1999   1998    $      %      1999     1998
                                ------ ------ ------  -----  ------   ------
Operating expenses
Product development............ $  996 $1,195 $ (199)  (17%)     14%      16%
Selling, general and
 administrative................  2,861  2,298    563    24%      39%      32%
                                ------ ------ ------  ----   ------   ------
                                $3,857 $3,493 $  364    10%      53%      48%
                                ====== ====== ======  ====   ======   ======

   Product development expenses decreased from $1.2 million in the first quarter of 1998 to $1.0 million in the first quarter of 1999 due to a reduction in administrative support following a corporate restructuring.

   Selling, general and administrative expenses increased from $2.3 million in first quarter 1998 to $2.9 million in first quarter 1999. The increase was due to an increase in inside sales personnel, an increase in the number of sales representatives and consulting expenses associated with the implementation of new accounting and sales support systems.

   Net interest expense in the first quarter of 1999 was $42,000 resulting from interest expense of $64,000 from debt obligations for product licenses offset by $22,000 of interest income. Net interest expense in the first quarter of 1998 was $0 resulting from interest expense of $18,000 from debt obligations for product licenses offset by $18,000 of interest income.

   Other income was $74,000 in the first quarter of 1999 and $7,000 in the first quarter of 1998. Other income in 1999 consisted primarily of additional payments from the sale of our direct service bureau operations.

   Income tax expense for the first quarter of 1999 was $35,000 due to state tax provisions. No income tax expense was recorded for the first quarter of 1998 due to net operating loss carryforwards.

Material Factors Affecting Results of Operations

 Market conditions affect demand for our products

   Our future operating results will depend upon market conditions that may affect demand for our products and our ability to enhance our existing products and introduce new products that meet market demands on a timely basis. We must also manage growth and change effectively as failure to do so could materially and adversely affect our business and operating results.

 Year 2000 issues may have an effect on our sales

   Our customers are required by the National Credit Union Association to test their critical systems for Year 2000 compliance. Due to this extensive testing process, our products have been undergoing Year 2000 compliance testing since June 1998 at many customer sites. While no significant issues have been reported, we believe that some potential and existing customers may defer purchases and/or implementation of core processing systems and/or additional software modules until later in 1999 or into 2000 due to Year 2000 concerns.

 Our operating results fluctuate significantly

   Our quarterly and annual revenues and operating results have varied significantly in the past, and may do so in the future. Operating results may fluctuate due to factors such as:

  . the demand for our products,

  . the introduction and acceptance of new products and product enhancements by us or our competitors,

  . changes in the levels of operating expenses,

  . customer order deferrals in anticipation of new products,

  . competitive conditions in the credit union and financial services markets, and

  . economic conditions generally or in various industry segments.

   In addition, a significant portion of our business has been derived from substantial contracts with large organizations with long decision-making cycles, and the timing of orders has caused material fluctuations in our operating results. Our expense levels are based in part on our expectations regarding future revenues and in the short term are fixed to a large extent. Therefore, we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. As a result, if anticipated revenues do not occur or are delayed, our operating results would be disproportionately affected. We expect quarterly and annual fluctuations to continue for the foreseeable future. Accordingly, we believe that period-to-period comparisons of our financial results should not be relied upon as an indication of future performance.

 Complexity associated with the installation of our ULTRAFIS system

   Installation of our ULTRAFIS system is a complex process that must typically be done without any disruption of the customer's service. Our failure to successfully install an ULTRAFIS system could result in significant loss of revenue in a particular quarter and fluctuation in our results of operations. Although we schedule product installations several months in advance, our ability to achieve our revenue plans, both in the near term and in the long term, depends on our continued ability to sign new customer contracts and to complete contracts on schedule. Failure to close new customer contracts as a result of lost sales or deferrals of customer decisions could have a material adverse impact on future operating results. There can be no assurance that sales or installations will continue to occur at historical rates or in accordance with our expectations. Because our operating expenses are based on anticipated revenue levels and a high percentage of our expenses are relatively fixed, a small variation in the timing of the recognition of specific revenues could cause significant variations in operating results from quarter to quarter.

 Technological change and obsolescence; risks associated with development and introduction of new products

   We have previously experienced delays in the development and introduction of new products and product enhancements, including certain of our client/server products. The length of these delays has varied depending upon the size and scope of the project and the nature of the problems encountered. In addition, software products as complex as those offered by us often contain undetected errors or failures when first introduced or as new versions are released. There can be no assurance that, despite testing by us and by current customers, errors will not be found in new products after commencement of commercial shipments. The occurrence of errors could result in loss of, or delay in, market acceptance of our products, which could have a material adverse effect on our business, financial condition and results of operations.

 We must manage growth effectively

   We must manage growth and change effectively as failure to do so could materially and adversely affect our business and operating results. In connection with the audit of our 1996 financial statements, our independent accountants identified certain "reportable conditions" relating to material weaknesses in our internal controls. With respect to our process for new product releases, our independent accountants noted material weaknesses in our field testing procedures and customer communication, resulting in installation delays and aging of receivables and unbilled revenues. In addition, our shipment of products in advance of our capacity to install on a timely basis resulted in a significant increase in unbilled revenues. Material weaknesses were also identified in our procedures for timely analyzing customer balances, estimating the overall cost of training and installation obligations and the cost to complete at any particular time. These material weaknesses were exacerbated by inefficiencies in our accounting system. As a result of these material weaknesses in our accounting system, the auditors expressed significant concerns about our ability to report timely, accurate financial information in the future. We believe we have addressed all of these issues and corrected, in all material respects, the weaknesses noted.

 We depend on ULTRAFIS

   A substantial portion of our revenues historically have been related to the ULTRAFIS system. Our success will depend in large part on our ability to sell, install, maintain and enhance the ULTRAFIS system and information management modules and to develop, on a timely and cost-effective basis using new technologies, information management modules that meet evolving customer needs.

 We depend on hardware suppliers

   In the fall of 1997, we established a non-exclusive relationship with Ex-Cel to configure, sell, distribute, and provide service for the Hewlett-Packard and IBM hardware products and operating systems used in conjunction with our software products. Additionally, Ex-Cel builds, integrates, delivers, and supports our Ultra-Access suite of remote banking products including Ultra-Access Browser Banking, self-serve kiosks, voice response systems and firewalls. In the first quarter of 1999, we began using a different value added hardware reseller with no significant impact to our business or operations. There can be no assurance that future operations would not be materially impacted by adverse developments at any or all of our hardware vendors.

 Competition

   The market for our products is highly competitive. Any failure by us to anticipate or to respond adequately to new and changing market conditions, enhance the ULTRAFIS system and client server products, develop application modules, compete with new product offerings by third parties, complete new standalone product offerings, respond to emerging industry standards, adapt to changing technologies, maintain sales of our products or continue to sign and complete new customer contracts would have a material adverse effect on our results of operations.

 Year 2000 compliance

   Many software computer programs in the industry rely on an internal date format using two-digit data programs to perform computation and decision-making functions that may cause computer systems generally to malfunction with respect to dates beginning with the Year 2000. Our products use an internal date format that has never relied on two-digit data programs. We believe that date entry will not be a material issue either with our information management software products or our own information management applications.

   The costs for Year 2000 compliance have been immaterial. We estimate that costs we have incurred through December 31, 1998 have been substantially less than $100,000. These costs have primarily resulted from our investment of staff time understanding Year 2000 compliance issues as well as understanding obligations of our customers to undergo extensive Year 2000 compliance testing of their critical systems.

   We have conducted our own Year 2000 compliance testing of our currently marketed products, including third party products, and have found no significant Year 2000 related issues.

   We have not evaluated our customers' Year 2000 compliance status. Our customers are, however, required by the National Credit Union Association to test their critical systems for Year 2000 compliance prior to December 31, 1998. Due to this extensive testing process, our products have been undergoing Year 2000 compliance testing since June 1998 at many customer sites. To date, our customers have not reported significant issues.

   We have considered obtaining Year 2000 compliance insurance as well as developing various contingency plans. Given that both internal and customer testing has indicated our current products are Year 2000 compliant, we have concluded that neither Year 2000 compliance insurance nor contingency plans are necessary. For these same reasons, we have also concluded that any future Year 2000 compliance costs, if any, will not be material.

   We have assessed all of our major internal systems, which include our finance, sales and payroll systems for Year 2000 compliance. We have received written confirmation from our vendor that our finance system is Year 2000 compliant. We will upgrade our sales and payroll systems to Year 2000 compliant systems during the second quarter of 1999. We plan to continue to evaluate our key suppliers but expect that any Year 2000 issues of key supplier and other vendors will not have a material impact on our business, financial condition and results of operations.

   Although we believe that our Year 2000 plans will be successful, there can be no assurance that there will be no unforeseen problems which could have a material adverse effect on us.

Liquidity and Capital Resources

   Our management believes current cash and cash equivalents and expected cash generated from operations will satisfy our expected working capital and capital expenditure requirements for the foreseeable future.

   Until January 1999, we had a factoring agreement and a capital equipment facility. The factoring agreement provided for a 0.5% administrative fee for each receivable purchased and a 1.75% monthly finance charge for as long as each purchased receivable remains outstanding. As of December 31, 1998, we had not utilized the factoring agreement. As of December 31, 1998, the outstanding balance on the capital equipment facility was $321,000. The capital equipment facility bears interest at prime plus 0.25%. In January 1999, we paid off the balance of the capital equipment facility in full and retired the factoring agreement and capital equipment facility.

   Our operating activities provided $1.8 million in 1998, and used $0.4 million in 1997 and $11.9 million in 1996. The cash provided by operating activities during 1998 was primarily the result of the net income of $1.2 million adjusted for depreciation of $1.5 million, and decreases in accounts payable of $0.7 million and deferred revenue of $0.8 million, offset by decreases in inventories and other assets. The cash used in 1997 by operating activities was primarily a result of the net loss as adjusted by decreases in accounts payable, deferred revenue and accrued expenses offset by decreases in accounts receivable and income tax receivable. The net cash used in 1996 by operating activities was primarily a result of the net loss as adjusted by increases in accounts payable offset by depreciation.

   Our operating activities provided $1.0 and $0.5 million in the first quarter of 1999 and 1998, respectively. The increase in cash provided by operating activities was primarily a result of the decrease in accounts receivable, inventory, accounts payable and deferred revenue in the first quarter of 1999.

   Net cash used for investing activities was $0.1 million in 1998, $0.8 million in 1997 and $1.7 million in 1996. Cash used to purchase capital equipment of $0.4 million in 1998 was primarily for computer equipment partially offset by the sale of short term investments. Cash used to purchase capital equipment in 1997 primarily consisted of furniture and fixtures for our new headquarters facility and purchased software of $3.0 million offset by the sale of short term investments of $1.1 million. Cash used for investing activities in 1996 primarily consisted of capital expenditures of $1.7 million and purchases of short term investments of $4.3 million offset by sales of short term investments $2.9 million and the repayment of stockholder notes receivable of $1.5 million.

   Net cash used for investing activities was $0.2 million in the first quarter of 1999 and cash provided by investing activities was $41,000 in the first quarter of 1998. Cash used for capital expenditures was $0.2 million in the first quarter of 1999 and $0.3 million in the first quarter of 1998. In the first quarter of 1998, cash provided from the sale of short term investments offset the capital expenditures.

   Net cash provided by financing activities was $0.2 million in 1998, $0.1 million in 1997 and $14.1 million in 1996. Cash provided by financing activities is due to the sale of common stock with the proceeds from our initial public offering being the primary source of cash in 1996.

   Net cash used from financing activities for the first quarter of 1999 was $0.1 million as a result of the payoff of our line of credit which released the restrictions on $0.3 million of cash and repayment of $0.5 million in debt. Cash provided from financing activities was $83,000 for the first quarter of 1998 due to the net proceeds from the issuance of common stock.

   In 1997, we entered into an agreement with Applied Communications to distribute certain products developed by a third-party. In the first quarter of 1999, we renegotiated this agreement which effectively reduced the number of licenses purchased, which had been recorded as inventory, long-term debt obligations and the related maintenance commitments. Under the revised agreement, payments totaling $1.2 million are due through April 2001 and include payments of $0.4 million for maintenance. This revision resulted in a charge of $149,000 during the quarter ended March 31, 1999, which is included in software cost of revenues in the accompanying income statement.

   In connection with the renegotiated agreement, in April 1999, we executed an irrevocable standby letter of credit for $700,000 as collateral for the amounts due under the agreement.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

   We have fixed rate long-term debt of approximately $0.6 million as of December 31, 1998 and a hypothetical 10% decrease in interest rates would not have a material impact on the fair market value of this debt. We do not hedge any interest rate exposures.

                             ULTRADATA Corporation
         Index to Financial Statements and Financial Statement Schedule

                                                                           Page
                                                                           ----
Audited Financial Statements
 Independent Auditors' Report--Deloitte & Touche LLP......................  F-2
 Independent Auditors' Report--KPMG LLP...................................  F-3
 Balance Sheets as of December 31, 1998 and 1997..........................  F-4
 Statements of Operations for the years ended December 31, 1998, 1997 and
   1996...................................................................  F-5
 Statements of Stockholders' Equity for the years ended December 31, 1998,
   1997 and 1996..........................................................  F-6
 Statements of Cash Flows for the years ended December 31, 1998, 1997 and 1996...............................................................  F-7
 Notes to Financial Statements............................................  F-8
 Financial Statements Schedule--Valuation and Qualifying Accounts for each of the three years ended December 31, 1998, 1997 and 1996.............. F-18

Unaudited Financial Statements
 Condensed Balance Sheets as of March 31, 1999 and December 31, 1998...... F-19
 Condensed Statements of Operations for the three months ended March 31,
   1999 and 1998.......................................................... F-20
 Condensed Statements of Cash Flows for the three months ended March 31,
   1999 and 1998.......................................................... F-21
 Notes to Condensed Financial Statements.................................. F-22

                          Independent Auditors' Report

To the Board of Directors and Stockholders of ULTRADATA Corporation:

   We have audited the accompanying balance sheet of ULTRADATA Corporation ("Company") as of December 31, 1998, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. Our audit also included the financial statement schedule of valuation and qualifying accounts related to the year ended December 31, 1998 listed in the foregoing index. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the 1998 financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule related to the year ended December 31, 1998, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

San Jose, California
February 5, 1999

                          Independent Auditors' Report

Board of Directors
ULTRADATA Corporation:

   We have audited the accompanying balance sheet of ULTRADATA Corporation as of December 31, 1997, and the related statements of operations, stockholders' equity and cash flows for each of the years in the two year period ended December 31, 1997. In connection with our audits of the financial statements, we have also audited the accompanying financial statement schedule for the years ended December 31, 1997 and 1996. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Company's management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ULTRADATA Corporation as of December 31, 1997, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

KPMG LLP

Mountain View, California
February 12, 1998

                             ULTRADATA CORPORATION
                                 Balance Sheets
                    (In thousands, except per share amounts)

                                                               December 31,
                                                              ----------------
                                                               1998     1997
                                                              -------  -------
                           Assets
Current assets:
 Cash and cash equivalents................................... $ 2,418  $   486
 Short term investments......................................     --       303
 Restricted cash.............................................     321      536
 Trade accounts receivable, net..............................   6,523    6,387
 Inventories, including third-party product licenses.........   1,932      815
 Prepaid expenses and other current assets...................     383      456
 Income tax receivable.......................................     --        53
                                                              -------  -------
  Total current assets.......................................  11,577    9,036
Property and equipment, net..................................   3,312    4,533
                                                              -------  -------
   Total assets.............................................. $14,889  $13,569
                                                              =======  =======
            Liabilities and Stockholders' Equity
Current liabilities:
 Current portion of capital lease and debt obligations....... $   481  $   663
 Current portion, third-party product licenses...............     594      --
 Accounts payable............................................   1,545    2,284
 Accrued expenses............................................   1,646    1,239
 Deferred revenue and customer advances......................   1,479    1,852
                                                              -------  -------
  Total current liabilities..................................   5,745    6,038
Deferred revenue and customer advances.......................     682    1,113
Capital lease and debt obligations...........................       7      120
Long-term portion, third-party product licenses..............     625      --
                                                              -------  -------
  Total liabilities..........................................   7,059    7,271
                                                              -------  -------
Commitments and contingencies (Notes 4 and 8)
Stockholders' equity:
 Preferred stock; par value $.001; 2,000,000 shares
  authorized; none outstanding...............................     --       --
 Common stock; par value $.001; 23,000,000 shares authorized;
  7,725,674 and 7,607,133 shares outstanding in 1998 and
  1997, respectively.........................................       8        8
Additional paid in capital...................................  15,515   15,202
Accumulated deficit..........................................  (7,693)  (8,912)
                                                              -------  -------
  Total stockholders' equity.................................   7,830    6,298
                                                              -------  -------
   Total liabilities and stockholders' equity................ $14,889  $13,569
                                                              =======  =======

                See accompanying notes to financial statements.

                             ULTRADATA CORPORATION
                            Statements of Operation
                    (In thousands, except per share amounts)

                                                   Years Ended December 31,
                                                  ----------------------------
                                                    1998      1997      1996
                                                  --------  --------  --------
Revenue
 Software........................................ $ 11,063  $  7,062  $  9,452
 Services........................................   16,501    16,548    16,741
                                                  --------  --------  --------
  Subtotal.......................................   27,564    23,610    26,193
 Hardware........................................    3,197     5,493    14,251
                                                  --------  --------  --------
Total revenue....................................   30,761    29,103    40,444
                                                  --------  --------  --------
Cost of goods sold
 Software........................................    1,979     1,034     2,202
 Services........................................   10,889    11,770    13,502
                                                  --------  --------  --------
  Subtotal.......................................   12,868    12,804    15,704
 Hardware........................................    2,844     4,115    10,331
                                                  --------  --------  --------
Total cost of goods sold.........................   15,712    16,919    26,035
                                                  --------  --------  --------
Gross margin.....................................   15,049    12,184    14,409
                                                  --------  --------  --------
 Product development.............................    4,689     4,608     6,180
 Selling, general and administrative.............    9,201    11,964    15,518
 Gain on transfer of service bureau contracts....     (162)     (558)      --
                                                  --------  --------  --------
  Total operating expenses.......................   13,728    16,014    21,698
                                                  --------  --------  --------
Operating income (loss)..........................    1,321    (3,830)   (7,289)
Interest income..................................       40       120       365
Interest expense.................................     (179)     (102)      (36)
Other income.....................................       59       352       --
                                                  --------  --------  --------
Income (loss) before income taxes................    1,241    (3,460)   (6,960)
Income tax expense...............................       22       --        --
                                                  --------  --------  --------
Net income (loss)................................ $  1,219  $ (3,460) $ (6,960)
                                                  ========  ========  ========
Net income (loss) per share information:
 Basic net income (loss) per share............... $   0.16  $  (0.46) $  (0.97)
 Diluted net income (loss) per share.............     0.15     (0.46)    (0.97)
 Shares used to compute basic net income (loss)
  per share......................................    7,687     7,585     7,195
 Shares used to compute dilutive net income
  (loss) per share...............................    7,924     7,585     7,195

                See accompanying notes to financial statements.

                             ULTRADATA CORPORATION
                       Statements of Stockholders' Equity
                                 (In thousands)

                            Common Stock                 Retained
                         ------------------ Additional   Earnings       Total
                           Shares            Paid-In   (Accumulated Stockholders'
                         Outstanding Amount  Capital     Deficit)      Equity
                         ----------- ------ ---------- ------------ -------------
Balances as of January
 1, 1996................  5,742,000   $  6   $     4     $ 1,508       $ 1,518
Net proceeds from
 initial public
 offering...............  1,650,000      1    14,241         --         14,242
Net proceeds from
 issuance of common
 stock..................    133,864    --        696         --            696
Net loss................        --     --        --       (6,960)       (6,960)
                          ---------   ----   -------     -------       -------
Balances as of December
 31, 1996...............  7,525,864      7    14,941      (5,452)        9,496
Net proceeds from
 issuance of common
 stock..................     81,269      1       261         --            262
Net loss................        --     --        --       (3,460)       (3,460)
                          ---------   ----   -------     -------       -------
Balances as of December
 31, 1997...............  7,607,133      8    15,202      (8,912)        6,298
Net proceeds from
 issuance of common
 stock..................    118,541    --        313         --            313
Net income..............        --     --        --        1,219         1,219
                          ---------   ----   -------     -------       -------
Balances as of December
 31, 1998...............  7,725,674   $  8   $15,515     $(7,693)      $ 7,830
                          =========   ====   =======     =======       =======


                See accompanying notes to financial statements.

                             ULTRADATA CORPORATION
                            Statements of Cash Flows
                                 (In thousands)

                                                    Years ended December 31,
                                                   ----------------------------
                                                    1998      1997      1996
                                                   -------- --------  ---------
Cash flows from operating activities:
 Net income (loss)...............................  $ 1,219  $ (3,460) $  (6,960)
 Adjustments to reconcile net income (loss) to
  net cash provided by (used for) operating
  activities:
 Depreciation and amortization...................    1,528     1,436        864
 Deferred income taxes...........................      --        --         907
 Gain on sale of joint venture...................      --       (238)       --
 Equity in earnings of unconsolidated
  subsidiary.....................................      --        (16)       (62)
 Loss on disposition of property and equipment...       67       --         250
 Changes in operating assets and liabilities:
  Trade accounts receivable, net.................     (136)    4,069     (3,962)
  Inventories....................................      365       358         78
  Prepaid expenses and other assets..............       73       579       (253)
  Income taxes receivable........................       53     1,023       (958)
  Accounts payable...............................     (739)   (1,375)    (1,560)
  Accrued expenses...............................      158      (887)       166
  Deferred revenue and customer advances.........     (804)   (1,856)      (458)
                                                   -------  --------  ---------
   Net cash provided by (used for) operating
    activities...................................    1,784      (367)   (11,948)
                                                   -------  --------  ---------
Cash flows from investing activities:
 Capital expenditures............................     (353)   (2,997)    (1,706)
 Proceeds from disposition of service bureau
  assets.........................................      --        192        --
 Proceeds from disposition of other assets.......      --        368        --
 Sale of joint venture...........................      --        500        --
 Purchases of short-term investments.............      --        --      (4,276)
 Sale of short-term investments..................      303     1,117      2,856
 Repayment of stockholder notes receivable.......      --        --       1,453
                                                   -------  --------  ---------
   Net cash used for investing activities........      (50)     (820)    (1,673)
                                                   -------  --------  ---------
Cash flows from financing activities:
 Bank borrowings and long term obligations, net..      --        474     (1,000)
 Proceeds from debt..............................      --        250        388
 Decrease (increase) in restricted cash..........      215      (536)       --
 Repayment of debt...............................     (330)     (360)      (246)
 Net proceeds from initial public offering.......      --        --      14,242
 Net proceeds from issuance of common stock......      313       262        696
                                                   -------  --------  ---------
   Net cash provided by financing activities.....      198        90     14,080
                                                   -------  --------  ---------
Net increase (decrease) in cash and cash
 equivalents.....................................    1,932    (1,097)       459
Cash and cash equivalents at beginning of year...      486     1,583      1,124
                                                   -------  --------  ---------
Cash and cash equivalents at end of year.........  $ 2,418  $    486  $   1,583
                                                   =======  ========  =========
Non cash operating, investing and financing
 activities:
 Property and equipment acquired under capital
  leases.........................................  $    21  $    --   $     --
                                                   =======  ========  =========
 Remaining obligation on third-party product
  licenses.......................................  $ 1,482  $    --   $     --
                                                   =======  ========  =========
Supplemental disclosure of cash flow information:
 Cash paid for taxes.............................  $    22  $      1  $      87
 Cash paid for interest..........................  $   179  $    102  $      36

                See accompanying notes to financial statements.

                             ULTRADATA CORPORATION
                         Notes to Financial Statements
                        December 31, 1998, 1997 and 1996

Note 1 Summary of Significant Accounting Policies

 The Company

   ULTRADATA Corporation (the "Company") provides information management software and solutions for relationship-oriented financial institutions. These solutions allow the Company's customers to provide, among other things, financial services such as checking, savings and investment accounts, home banking, credit and debit cards, automated teller machine access and consumer lending. The Company's products are primarily targeted at large and mid-sized credit unions for use as an in-house installation and to value-added resellers ("VARs") for distribution to small-sized credit unions that operate in service bureau environments.

 Revenue Recognition

   The Company recognizes revenues from licenses of computer software provided that a noncancelable license agreement has been signed, the software and related documentation have been shipped, there are no material uncertainties regarding customer acceptance, and collection of the resulting receivable is deemed probable. Maintenance revenues are deferred and recognized over the related contract period, generally three months to five years. Services and other revenues generated from professional consulting and training services and software customization services are recognized as the services are performed. Hardware revenues are recognized upon shipment.

   Software cost of revenues includes direct costs of software purchased from third parties and royalties. Services and other cost of revenues include maintenance, the direct and indirect costs of providing training and installation, and consulting services relating to customer contracts. Hardware cost of revenues includes the costs of the hardware and freight.

   Statement of Position (SOP) 97-2 "Software Revenue Recognition," which was issued October 27, 1997, supersedes SOP 91-1 and became effective for the Company in 1998.

 Concentration of Credit Risk and Fair Value of Financial Instruments

   Financial instruments that potentially expose the Company to a concentration of credit risk principally consist of cash and cash equivalents, restricted cash, trade accounts receivable and short term investments. The carrying value of the Company's financial instruments approximates fair market value.

   The Company's current customers are primarily comprised of credit unions throughout the United States. Although the Company is directly affected by the financial cycles of the credit union industry, management does not believe that significant credit risks existed as of December 31, 1998. The Company maintains a reserve for potential bad debts aggregating $521,000 and $1,094,000 as of December 31, 1998 and 1997, respectively.

   No customer accounted for more than 10% of the Company's total revenues in 1998, 1997 or 1996. No customer accounted for more than 10% of the Company's accounts receivables in 1998. One customer accounted for 13% of total trade accounts receivable at December 31, 1997.

 Financial Statement Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include allowances for

                             ULTRADATA CORPORATION
                   Notes to Financial Statements--(Continued)
                        December 31, 1998, 1997 and 1996

potentially uncollectible accounts receivable, sales returns and a valuation allowance for deferred tax assets. Actual results could differ from those estimates.

 Cash and Cash Equivalents

   Cash equivalents consist of short-term financial instruments with original maturities of three months or less that are carried at cost, which approximates market.

 Short-Term Investments

   Short-term investments as of December 31, 1997 consisted of municipal obligations with amortized cost approximating fair market value.

 Inventories

   Inventories consist of hardware and software purchased from third parties pending shipment to customers recorded at the lower of cost or market, on a first in, first out basis.

 Software Development Costs

   Capitalization of computer software costs, when material, begins upon the establishment of technological feasibility. Such costs are amortized over periods not exceeding three years. To date, software development costs incurred subsequent to the establishment of technological feasibility have not been material.

 Property and Equipment

   Property and equipment are stated at cost. Depreciation is computed using the straightline method over the shorter of the estimated useful life (three to five years for computer equipment and software and five to ten years for furniture and fixtures) or the lease term.

 Income Taxes

   The Company utilizes the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are established to recognize the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits of which future realization is uncertain.

 Net Income (Loss) Per Share

   Basic income (loss) per share excludes dilution and is computed by dividing net income (loss) by the weighted-average number of common shares outstanding, less shares subject to repurchase by the Company, for the period. Diluted income (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Common share equivalents are excluded from the computation in loss periods as their effect would be antidilutive.

 Stock-Based Compensation

   The Company accounts for its stock-based compensation plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations.

                             ULTRADATA CORPORATION
                   Notes to Financial Statements--(Continued)
                        December 31, 1998, 1997 and 1996

 Impairment of Long-Lived Assets and Long-Lived Assets To Be Disposed Of

   The Company evaluates its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

 Reclassifications

   Certain amounts in the accompanying 1997 and 1996 financial statements have been reclassified to conform with the 1998 presentation.

 Recently Issued Accounting Standards

   In 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which requires an enterprise to report, by major components and as a single total, the change in net assets during the period from nonowner sources. Adoption of this standard did not have an impact on the Company's financial position, results of operations or cash flows. During 1998, 1997 and 1996 the Company's sole source of comprehensive income is its net income (loss).

   The Financial Accounting Standards Board issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. The Company has determined that it operates in three segments: software, services and hardware. Management reviews the operating results of these segments only at the gross margin level and assets are not allocated by operating segment.

   In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 will be effective for the Company's year ending December 31, 2000. Management believes that this statement will not have a significant impact on the Company's financial position, results of operations or cash flows.

Note 2 Accounts Receivable

   Accounts receivable consists of (in thousands):

                                                                 December 31,
                                                                ---------------
                                                                 1998    1997
                                                                ------  -------
Trade accounts receivable.....................................  $3,998  $ 4,520
Unbilled revenues.............................................   3,046    2,961
                                                                ------  -------
  Accounts receivable, gross..................................   7,044    7,481
Allowance for bad debts.......................................    (521)  (1,094)
                                                                ------  -------
  Accounts receivable, net....................................  $6,523  $ 6,387
                                                                ======  =======

                             ULTRADATA CORPORATION
                   Notes to Financial Statements--(Continued)
                        December 31, 1998, 1997 and 1996


Note 3 Property and Equipment

   Property and equipment consists of (in thousands):

                                                                December 31,
                                                               ----------------
                                                                1998     1997
                                                               -------  -------
Computer equipment...........................................  $ 4,073  $ 3,958
Furniture and fixtures.......................................    2,841    2,687
Software.....................................................    1,432    1,424
                                                               -------  -------
  Property and equipment, gross..............................    8,346    8,069
Accumulated depreciation and amortization....................   (5,034)  (3,536)
                                                               -------  -------
  Property and equipment, net................................  $ 3,312  $ 4,533
                                                               =======  =======

Note 4 Accrued Expenses

   Accrued expenses consists of (in thousands):

                                                                   December 31,
                                                                   -------------
                                                                    1998   1997
                                                                   ------ ------
Accrued royalties and loss contract accrual......................  $  314 $  305
Accrued vacation.................................................     613    598
Other............................................................     719    336
                                                                   ------ ------
  Total accrued expenses.........................................  $1,646 $1,239
                                                                   ====== ======

Note 5 Bank Borrowings and Debt

 Bank Borrowings

   In 1997 the Company entered into a factoring agreement which provides for borrowing by the Company of up to $1.5 million, to be effected by the bank's purchase of eligible accounts receivable and payment to the Company of an amount equal to 80% of the purchased accounts receivable. Purchases of receivables and corresponding advances to the Company are at the discretion of the bank. There is a 0.5% administrative fee for each receivable purchased and a 1.75% monthly finance charge for as long as each purchased receivable remains outstanding. The agreement also provides that the borrowings under the factoring agreement are secured by all tangible and intangible assets of the Company. To date, no amounts have been borrowed under the factoring agreement. In addition, as of December 31, 1998 and 1997, the outstanding balance on a capital equipment facility was $321,000 and $539,000, respectively. The capital equipment facility bears interest at a rate equal to 0.25% above the prime rate and will be due in June of 2000. This facility was secured by cash collateral, and was retired in January 1999.

                             ULTRADATA CORPORATION
                   Notes to Financial Statements--(Continued)
                        December 31, 1998, 1997 and 1996


 Other Debt

   In the second quarter of 1997, the Company entered into an agreement to distribute certain products developed by a third-party. As a part of this agreement, the Company purchased certain products with payments due through 2001 with interest imputed at 12.5%. Future principal payments under this agreement as of December 31, 1998 are as follows:

                                                                    Principal
      Year Ending December 31,                                       Payments
      ------------------------                                    --------------
                                                                  (in thousands)
      1999......................................................      $  741
      2000......................................................         323
      2001......................................................         302
                                                                      ------
        Total Payments..........................................      $1,366
                                                                      ======

   In addition, the Company entered into a non-cancelable maintenance agreement related to the purchased licenses with an annual expense of $204,000 in 1998 and $326,000 each year thereafter through 2004.

   Interest expense incurred during the years ended December 31, 1998, 1997, and 1996 was $179,000, $102,000 and $36,000, respectively.

Note 6 Income Taxes

   The components of income tax expense (benefit) for the years ended December 31, 1998, 1997, and 1996 consisted of the following (in thousands):

                                                        Current Deferred Total
                                                        ------- -------- -----
1998:
  Federal..............................................  $  15    $--    $  15
  State................................................      7     --        7
                                                         -----    ----   -----
     Total income tax expense..........................  $  22    $--    $  22
                                                         =====    ====   =====
1997:
  Federal..............................................  $ (25)   $--    $ (25)
  State................................................     25     --       25
                                                         -----    ----   -----
     Total income tax expense..........................  $ --     $--    $ --
                                                         =====    ====   =====
1996:
  Federal..............................................  $(932)   $621   $(311)
  State................................................     25     286     311
                                                         -----    ----   -----
     Total income tax expense..........................  $(907)   $907   $ --
                                                         =====    ====   =====

                             ULTRADATA CORPORATION
                   Notes to Financial Statements--(Continued)
                        December 31, 1998, 1997 and 1996


   The difference between the "expected" income tax expense (benefit) computed at the 35% statutory federal income tax rate and the Company's actual income tax expense for the years ended December 31, 1998, 1997 and 1996 was as follows (in thousands):

                                            For the years ended December 31,
                                            -----------------------------------
                                              1998        1997         1996
                                            ---------- -----------  -----------
Computed "expected" tax expense
  (benefit)...............................  $     434  $    (1,176) $    (2,366)
State income taxes, before valuation
  allowance adjustment, net of federal
  income tax effect.......................         72           25           25
Change in the beginning of the year
  valuation allowance on deferred tax
  assets..................................       (672)         --           907
Current year losses and temporary
  differences for which no benefit was
  recognized..............................        185        1,134        1,329
Nondeductible expenses....................          3           39           37
Other, net................................        --           (22)          68
                                            ---------  -----------  -----------
  Actual income tax expense...............  $      22  $         0  $         0
                                            =========  ===========  ===========

   The tax effects of significant temporary differences that comprise deferred tax assets are as follows (in thousands):

                                                                December 31,
                                                               ----------------
                                                                1998     1997
                                                               -------  -------
Deferred tax assets:
  Accounts receivable reserves................................ $   223  $   628
  Vacation accrual............................................     208      244
  Deferred revenue............................................     915      787
  Net operating loss carryforwards............................   1,199    1,867
  Tax credit carryforwards....................................     922      894
  Other.......................................................     242       12
                                                               -------  -------
  Gross deferred tax assets...................................   3,709    4,432
     Less valuation allowance.................................  (3,609)  (4,281)
                                                               -------  -------
  Deferred tax assets, net of valuation allowance.............     100      151
                                                               -------  -------
Deferred tax liabilities--accumulated depreciation............    (100)    (151)
                                                               -------  -------
Net deferred tax assets....................................... $   --   $   --
                                                               =======  =======

   The net change in the valuation allowance for the year ended December 31, 1998 and 1997 was a decrease of approximately $672,000 and an increase of approximately $1,277,000. Management believes that sufficient uncertainty exists as to whether the deferred tax assets will be realized, and accordingly, a valuation allowance is required.

   The Company has net operating loss carryforwards for federal and California income tax purposes of approximately $3,200,000 and $1,000,000, respectively. The federal net operating loss carryforward will expire if it is not utilized by the year 2011 through 2012. The California net operating loss carryforward will expire if it is not utilized by the year 2001 through 2002. The Company has research credit carryforwards for federal and California income tax purposes of approximately $540,000 and $320,000, respectively. The federal research credit carryforward will expire if not utilized beginning in the year 2008 through 2011. The California research credit carries forward indefinitely until utilized. The Company also has minimum tax credit carryforwards for federal income tax purposes of approximately $62,000, which will carry forward indefinitely until utilized.

                             ULTRADATA CORPORATION
                   Notes to Financial Statements--(Continued)
                        December 31, 1998, 1997 and 1996


   The Tax Reform Act of 1986 and the California Conformity Act of 1987 impose restrictions on the utilization of net operating loss and tax credit carryforwards in the event of an "ownership change" as defined by the Internal Revenue Code. If an "ownership change," as defined by the Internal Revenue Code, has occurred, the Company's ability to utilize its net operating loss and tax credit carryforwards may be subject to restriction pursuant to these provisions.

Note 7 Stockholders' Equity

   The following is a reconciliation of the denominators used in computing diluted net income (loss) per share (in thousands):

                                                              1998  1997  1996
                                                              ----- ----- -----
Shares used to compute basic net income (loss) per share--
  weighted average number of common shares outstanding....... 7,687 7,585 7,195
Effect of dilutive common equivalent shares--stock
  options outstanding........................................   237   --    --
                                                              ----- ----- -----
Shares used to compute diluted net income (loss) per share... 7,924 7,585 7,195
                                                              ===== ===== =====

   For the above mentioned periods, the Company had options outstanding of 1,910,587, 1,911,740 and 1,820,149 as of the end of 1998, 1997 and 1996,
respectively which could potentially dilute basic and diluted net income (loss) per share in the future but were excluded in the computation of diluted net income (loss) per share in the periods presented as their effect would have been antidilutive.

Employee Stock Option and Purchase Plans

 1994 Equity Incentive Plan

   The 1994 Equity Incentive Plan (the "1994 Plan") was adopted in March 1994. The 1994 Plan provides for the grant of incentive stock options and stock bonuses and the issuance of restricted stock by the Company to its employees, officers, directors, consultants, independent contractors and advisers. There are 1,300,000 shares of the Company's common stock reserved for issuance under the 1994 plan, of which 318,243 are available for grant as of December 31, 1998. These options vest 25% after one year and ratably over thirty-six months thereafter, and expire ten years from the date of grant.

 1995 Directors Stock Option Plan

   The 1995 Directors Stock Option Plan (the "Directors Plan") was adopted in July 1996. The Directors Plan provides non-qualified stock options to non-employee directors of the Company. There are 150,000 shares of the Company's common stock reserved for issuance, of which 55,000 are available for grant as of December 31, 1998. Members of the Board of Directors who are not employees, consultants or independent contractors of the Company, or any parent, subsidiary or affiliate of the Company are eligible to participate in the Directors Plan. These options vest 25% in each of four consecutive years. As of December 31, 1998, 95,000 options have been granted under the Directors Plan.

 Nonqualified Stock Option Grants

   On July 31, 1995, the Company granted to the Company's then Chief Executive Officer, who is currently a director of the Company, outside of the 1994 Plan, nonqualified options to purchase 600,000 shares of common stock at $6.00 per share all of which were vested by December 31, 1998. On October 17, 1996, the Company granted to the Company's current President, outside of the 1994 Plan, nonqualified options to

                             ULTRADATA CORPORATION
                   Notes to Financial Statements--(Continued)
                        December 31, 1998, 1997 and 1996

purchase 600,000 shares of common stock at $3.50 per share. Options for 25% of this grant vested on October 17, 1997 and the remaining shares vest in equal monthly increments over the following 36 months.

 1995 Employee Stock Purchase Plan

   In September 1995, the Board of Directors adopted the 1995 Employee Purchase Plan (the "Purchase Plan") and reserved 250,000 shares of the Company's common stock for issuance thereunder. The Purchase Plan permits eligible employees to acquire shares of the Company's common stock through payroll deductions. Each offering under the Purchase Plan will be for a period of six months commencing on February 1 and August 1 of each year. Eligible employees may select a rate of payroll deduction between 2% and 10% of their compensation, up to an aggregate total payroll deduction not to exceed $21,250 in any calendar year.

   The purchase price for the Company's common stock purchased under the Purchase Plan is 85% of the lesser of the fair market value of the Company's common stock on the first day of the applicable offering period or the last day of that offering period.

Accounting for Stock-Based Compensation

   A summary of the status of the Company's fixed option plans and nonplan grants is presented below:

                          December 31, 1998   December 31, 1997   December 31, 1996
                          ------------------- ------------------- -------------------
                                     Weighted            Weighted            Weighted
                                     Average             Average             Average
                                     Exercise            Exercise            Exercise
                           Shares     Price    Shares     Price    Shares     Price
                          ---------  -------- ---------  -------- ---------  --------
Outstanding at beginning
 of year................  1,911,740   $4.71   1,820,149   $5.16   1,209,663   $5.64
Granted.................    334,050   $4.87     475,600   $3.91     918,600   $4.76
Exercised...............    (25,609)  $4.12         --    $ --     (103,747)  $5.00
Canceled................    (72,331)  $4.54    (384,009)  $5.83    (204,367)  $6.27
                          ---------   -----   ---------   -----   ---------   -----
Outstanding at end of
 year...................  2,147,850   $4.75   1,911,740   $4.71   1,820,149   $5.16
                          =========   =====   =========   =====   =========   =====
Exercisable at end of
 year...................  1,255,490   $5.13     952,142   $5.47     561,119   $5.67
                          =========   =====   =========   =====   =========   =====
Weighted-average fair
 value of options
 granted during the year
 at exercise price equal
 to fair value at grant
 date...................              $1.94               $1.97               $2.39

   The Company has elected to use the intrinsic value-based method to account for all of its employee stock-based compensation plans. Under APB Opinion No. 25, Accounting for Stock Issued to Employees, the Company has recorded no compensation costs related to its stock options granted to employees for the years ended December 31, 1998, 1997, and 1996 because the exercise price of each option equaled or exceeded the fair value of the underlying common stock as of its grant date.

   Pursuant to SFAS No. 123, Accounting for Stock-Based Compensation, the Company is required to disclose the pro forma effects on net income (loss) and net income (loss) per basic and diluted share as if the Company had elected to use the fair value approach to account for all of its employee stock-based compensation plans. Had compensation cost for the Company's plans been determined consistent with the fair value approach described in SFAS No. 123, the Company's net income (loss) and net income (loss) per basic

                             ULTRADATA CORPORATION
                   Notes to Financial Statements--(Continued)
                        December 31, 1998, 1997 and 1996

and diluted share for the years ended December 31, 1998, 1997 and 1996 would have been as indicated below (in thousands, except per share data):

                                                             Years Ended
                                                             December 31,
                                                        -----------------------
                                                         1998   1997     1996
                                                        ------ -------  -------
Net income (loss):
  As reported.........................................  $1,219 $(3,460) $(6,960)
  Pro forma...........................................  $  502 $(4,261) $(7,623)
Basic net income (loss) per share:
  As reported.........................................  $ 0.16 $ (0.46) $ (0.97)
  Pro forma...........................................  $ 0.07 $ (0.56) $ (1.06)
Diluted net income (loss) per share:
  As reported.........................................  $ 0.15 $ (0.46) $ (0.97)
  Pro forma...........................................  $ 0.06 $ (0.56) $ (1.06)

   The Company's fair value calculations on stock-based awards were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, 3.5 years from the date of grant in 1996 and 1997, and 4.25 years in 1998; stock volatility, 63% in 1996 and 1997 and 51% in 1998; risk-free interest rate, 6.08% in 1996 and 1997 and 5% in 1998; and no dividends during the expected term. The Company's calculations are based on a single option award valuation approach, and forfeitures are recognized as they occur. The Company's fair value calculations on stock-based awards under the Purchase Plan for all years presented were also made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, 6 months; stock volatility, 51%; risk-free interest rate, 5%; and no dividends during the expected term.

   The following table summarizes information about fixed stock options outstanding as of December 31, 1998:

                                Options Outstanding                   Options Vested
                 ------------------------------------------------- --------------------
                                       Weighted                      Options   Weighted
                      Options          Average         Weighted      Vested    Average
   Range of       Outstanding at      Remaining        Average     at December Exercise
Exercise Prices  December 31, 1998 Contractual Life Exercise Price  31, 1998    Price
---------------  ----------------- ---------------- -------------- ----------- --------
$ 2.63-
   3.50                785,550           7.7            $3.46         368,341   $3.48
$ 4.00-
   6.00              1,254,900           7.1            $5.32         817,268   $5.65
$ 6.25-
  11.00                107,400           7.1            $7.52          69,881   $7.69
                     ---------                                      ---------
$ 2.63-
  11.00              2,147,850           7.4            $4.75       1,255,490   $5.13
                     =========                                      =========

Note 7 Employee Benefit Plan

   In 1987, the Company adopted a defined contribution retirement plan (the "Retirement Plan"), which has been determined by the Internal Revenue Service to be qualified under Section 401(k) of the Internal Revenue Code of 1986. The Retirement Plan covers essentially all full-time employees. Eligible employees may make voluntary contributions to the Retirement Plan up to 15% of their annual compensation. The Company contributed $187,000, $177,000 and $0 to the plan during the years ended December 31, 1998, 1997 and 1996, respectively.

                             ULTRADATA CORPORATION
                   Notes to Financial Statements--(Continued)
                        December 31, 1998, 1997 and 1996

Note 8 Commitments

 Leases

   The Company leases its principal facility under a noncancelable operating lease through January 2007. The Company is also party to a lease for its prior office space which has been subleased through July 2002. The Company has an office in Carrollton, Texas, which houses the corporate and customer disaster recovery center. The Company signed a new lease for this facility for 36 months beginning January 1, 1999. Rental expense for operating leases for the years ended December 31, 1998, 1997 and 1996 amounted to $746,000, $1,070,000 and
$1,060,000, respectively, net of 1998 and 1997 rental income of $310,000 and $124,000, respectively, under the sublease.

   The Company leases its facilities and certain equipment under noncancelable capital and operating leases. Future minimum lease payments under the Company's capital and operating leases and the present value of minimum lease payments under capital leases as of December 31, 1998 are as follows (in thousands):

                                                               Capital Operating
Year Ending December 31,                                       Leases   Leases
------------------------                                       ------- ---------
1999..........................................................  $ 16    $  739
2000..........................................................     9       739
2001..........................................................   --        783
2002..........................................................   --        902
2003..........................................................   --      1,116
Thereafter....................................................   --      3,784
                                                                ----    ------
Future minimum lease payments.................................  $ 25    $8,063
                                                                        ======
Amounts representing interest.................................    (5)
                                                                ----
Present value of future minimum lease payments................  $ 20
                                                                ====

   Future payments under operating leases are net of sub-lease payments totaling approximately $276,000 for each of the years 1999 through 2001 and approximately $161,000 for 2002.

                             ULTRADATA Corporation
                       Valuation and Qualifying Accounts
                                 (In thousands)

                                                  Charged
                                     Balance at  to Costs,           Balance at
                                     Beginning   Expenses,  Write-     End of
Account Description                  of Period  or Revenues  offs      Period
-------------------                  ---------- ----------- -------  ----------
Year ended December 31, 1998
  Allowance for doubtful accounts...   $1,094     $  (58)   $  (515)   $  521

Year ended December 31, 1997
  Allowance for doubtful accounts...   $2,059     $1,425    $(2,390)   $1,094

Year ended December 31, 1996
  Allowance for doubtful accounts...   $   55     $2,304    $  (300)   $2,059

                             ULTRADATA CORPORATION
                            Condensed Balance Sheets
                (In thousands, except share and per share data)

                                                        March 31,  December 31,
                                                          1999         1998
                                                       ----------- ------------
                                                       (Unaudited)
                        Assets
Current assets:
  Cash and equivalents................................   $ 3,113     $ 2,418
  Restricted cash.....................................       --          321
  Trade accounts receivable, net......................     5,803       6,523
  Inventories.........................................       879       1,932
  Prepaid expenses and other current assets...........       277         383
                                                         -------     -------
    Total current assets..............................    10,072      11,577
Property and equipment, net...........................     3,168       3,312
                                                         -------     -------
    Total assets......................................   $13,240     $14,889
                                                         =======     =======
         Liabilities and Stockholders' Equity
Current liabilities:
  Bank borrowings and current portion of long-term
   obligations........................................   $   965     $ 1,075
  Accounts payable....................................       779       1,545
  Accrued expenses....................................     1,589       1,646
  Deferred revenue and customer advances..............     1,177       1,479
                                                         -------     -------
    Total current liabilities.........................     4,510       5,745
Deferred revenue and customer advances................       562         682
Long-term obligations, excluding current portion......         5         632
                                                         -------     -------
    Total liabilities.................................     5,077       7,059
                                                         -------     -------
Stockholder's' equity:
  Preferred stock; par value $.001; 2,000,000 shares
   authorized; none outstanding.......................       --          --
  Common stock; par value $.001; 23,000,000 shares
   authorized; 7,746,132 and 7,725,674 shares issued
   and outstanding in 1999 and 1998, respectively.....         8           8
  Additional paid in capital..........................    15,606      15,515
  Accumulated deficit.................................    (7,451)     (7,693)
                                                         -------     -------
  Total stockholders' equity..........................     8,163       7,830
                                                         -------     -------
    Total liabilities and stockholders' equity........   $13,240     $14,889
                                                         =======     =======


           See accompanying notes to condensed financial statements.

                             ULTRADATA CORPORATION
                       Condensed Statements of Operations
                     (In thousands, except per share data)
                                  (Unaudited)

                                                            Three Months Ended
                                                                 March 31,
                                                            --------------------
                                                              1999       1998
                                                            ---------  ---------
Revenues:
  Software................................................. $   2,608  $   2,522
  Services and other.......................................     4,509      3,752
                                                            ---------  ---------
    Subtotal...............................................     7,117      6,274
  Hardware.................................................       211        988
                                                            ---------  ---------
    Total revenues.........................................     7,328      7,262
                                                            ---------  ---------
Cost of revenues:
  Software.................................................       757        231
  Services and other.......................................     2,256      2,632
  Hardware.................................................       213        873
                                                            ---------  ---------
    Total cost of revenues.................................     3,226      3,736
                                                            ---------  ---------
    Gross margin...........................................     4,102      3,526
                                                            ---------  ---------
Operating expenses:
  Product development......................................       996      1,195
  Selling, general and administrative......................     2,861      2,298
                                                            ---------  ---------
    Total operating expenses...............................     3,857      3,493
                                                            ---------  ---------
Operating income...........................................       245         33
Interest expense, net......................................       (42)       --
Other income...............................................        74          7
                                                            ---------  ---------
Income before income taxes.................................       277         40
                                                            ---------  ---------
Income tax expense.........................................        35        --
                                                            ---------  ---------
    Net income............................................. $     242  $      40
                                                            =========  =========
Earnings (loss) per share information:
  Basic net income per share............................... $    0.03  $    0.01
  Diluted net income per share.............................      0.03       0.01
  Shares used to compute basic net income per share........     7,740      7,637
  Shares used to compute diluted net income per share......     8,000      7,705


           See accompanying notes to condensed financial statements.

                             ULTRADATA CORPORATION
                       Condensed Statements of Cash Flows
                                  In thousands
                                  (Unaudited)

                                                          Three Months Ended
                                                               March 31,
                                                          --------------------
                                                            1999       1998
                                                          ---------  ---------
Cash flows from operating activities:
  Net income (loss)...................................... $     242  $      40
  Adjustments to reconcile net income (loss) to net cash
   provided by (used for) operating activities:
    Depreciation and amortization........................       330        515
    Write off related to renegotiation of agreement......       149        --
    Changes in operating assets and liabilities:
      Trade accounts receivable, net.....................       720        291
      Inventories........................................       276         65
      Prepaid expenses and other current assets..........       106       (349)
      Income taxes receivable............................       --          24
      Accounts payable...................................      (348)       167
      Accrued expenses...................................       (57)        (6)
      Deferred revenue and customer advances.............      (422)      (198)
                                                          ---------  ---------
        Net cash provided by operating activities........       996        549
                                                          ---------  ---------
Cash flows from investing activities:
  Capital expenditures...................................      (186)      (262)
  Sale of short-term investments.........................       --         303
                                                          ---------  ---------
        Net cash provided by (used for) investing
         activities......................................      (186)        41
                                                          ---------  ---------
Cash flows from financing activities:
  Decrease in restricted cash............................       321        --
  Repayment of debt......................................      (527)       (18)
  Net proceeds from issuance of common stock.............        91        101
                                                          ---------  ---------
        Net cash provided by (used for) financing
         activities......................................      (115)        83
                                                          ---------  ---------
Net increase (decrease) in cash and equivalents..........       695        673
Cash and equivalents at beginning of period..............     2,418        486
                                                          ---------  ---------
Cash and equivalents at end of period.................... $   3,113  $   1,159
                                                          =========  =========


           See accompanying notes to condensed financial statements.

                             ULTRADATA CORPORATION
                    Notes to Condensed Financial Statements
                            March 31, 1999 and 1998

1 Basis of Presentation

   The accompanying unaudited condensed financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission for interim financial statements, therefore, certain information and footnote disclosures normally contained in annual financial statements have been condensed or omitted. These financial statements should be read in conjunction with the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

   The accompanying unaudited condensed financial statements of the Company reflect all adjustments, consisting solely of adjustments of a normal recurring nature which are, in the opinion of management, necessary to fairly present the financial position as of March 31, 1999 and the results of operations and cash flows for the interim periods presented. The results for the interim period ended March 31, 1999 are not necessarily indicative of the results to be expected for the entire year.

2 Revenue Recognition

   The Company recognizes revenues from licenses of computer software provided that a noncancelable license agreement has been signed, the software and related documentation have been shipped, there are no material uncertainties regarding customer acceptance, and collection of the resulting receivable is deemed probable. Maintenance revenues are deferred and recognized over the related contract period, generally three months to five years. Services and other revenues generated from professional consulting and training services and software customization services are recognized as the services are performed. Hardware revenues are recognized upon shipment.

   Software cost of revenues includes direct costs of software purchased from third parties and royalties. Services and other cost of revenues include maintenance, the direct and indirect costs of providing training and installation, and consulting services relating to customer contracts. Hardware cost of revenues includes the costs of the hardware and freight.

3 Inventories

   Inventories consist of hardware and software purchased from third parties pending shipment to customers and are recorded at the lower of cost or market.

4 Computation of Earnings Per Share (in thousands except per share data)

   The following is a reconciliation of the denominator in the computation of diluted earnings per share (the numerator equals net income):

                                                                       Three
                                                                      Months
                                                                       Ended
                                                                     March 31,
                                                                    -----------
                                                                    1999  1998
                                                                    ----- -----
Net income......................................................... $ 242 $  40
                                                                    ===== =====
Weighted average outstanding shares................................ 7,740 7,637
Common stock equivalents...........................................   260    68
                                                                    ----- -----
Shares used to compute diluted net income per share................ 8,000 7,705
                                                                    ===== =====
Antidilutive common stock equivalents excluded..................... 1,122 1,081
                                                                    ===== =====

5 Recent Accounting Pronouncements

   In 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which requires an enterprise to report, by major components and as a single total, the change in net assets during the period from nonowner sources. Adoption of this standard did not have an impact on the Company's financial position, results of operations or cash flows. During the quarters ended March 31, 1999 and 1998, the Company's sole source of comprehensive income is its net income.

   The Financial Accounting Standards Board issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. The Company has determined that it operates in three segments: software, services and hardware. Management reviews the operating results of these segments only at the gross margin level and assets are not allocated by operating segment.

   In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 will be effective for the Company's year ending December 31, 2000. Management believes that this statement will not have a significant impact on the Company's financial position, results of operations or cash flows.

6 Short-Term Obligations

   In 1998, the Company entered into an agreement ("License Agreement") to distribute certain products developed by a third-party. In the first quarter of 1999, the Company renegotiated this agreement which effectively reduced the number of licenses purchased (which had been recorded as inventory), long-term debt obligations and the related maintenance commitments. Under the revised License Agreement, payments totaling $1.2 million are due through April 2001 and include payments of $0.4 million for maintenance. This revision resulted in a charge of $149,000 during the quarter ended March 31, 1999, which is included in software cost of revenues in the accompanying income statement.

   In connection with the renegotiated License Agreement, in April 1999, the Company executed an irrevocable standby letter of credit for $700,000 as collateral for the amounts due under the License Agreement.

7 Subsequent Event

   In May 1999, the Company was notified that a hardware vendor asserted that the Company and/or another vendor had misappropriated trade secrets and interfered with or breached the agreement the hardware vendor had with the Company. The Company has agreed to forgive approximately $123,000 in payables owed to the Company by the hardware vendor and to restructure certain provisions of the agreement between the Company and the hardware vendor. This settlement will result in a charge of $123,000 to earnings in the quarter ended June 30, 1999. The Company's management believes the impact of this restructuring of the agreement will not have a material adverse effect on the financial condition or results of operation of the Company.

                                                                      Appendix A


                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF MAY 17, 1999

                                     AMONG

                             CFI PROSERVICES, INC.,

                              UFO ACQUISITION CO.

                                      AND

                             ULTRADATA CORPORATION

                               TABLE OF CONTENTS

1.THE MERGER...............................................................  A-1
  1.1The Merger............................................................  A-1
  1.2Effective Time........................................................  A-1
  1.3Closing of the Merger.................................................  A-1
  1.4Effects of the Merger.................................................  A-1
  1.5Certificate of Incorporation and Bylaws...............................  A-2
  1.6Directors.............................................................  A-2
  1.7Officers..............................................................  A-2
  1.8Conversion of Shares..................................................  A-2
  1.9Payment for Shares....................................................  A-2
  1.10Dissenting Shares....................................................  A-3
  1.11Stock Options........................................................  A-4

2.REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................  A-5
  2.1Organization and Qualification........................................  A-5
  2.2Capitalization of the Company and its Subsidiaries....................  A-5
  2.3Authority Relative to this Agreement; Consents and Approvals..........  A-6
  2.4SEC Reports; Financial Statements.....................................  A-6
  2.5Information Supplied..................................................  A-7
  2.6Consents and Approvals; No Violations.................................  A-7
  2.7No Default............................................................  A-7
  2.8No Undisclosed Liabilities; Absence of Changes........................  A-8
  2.9Litigation............................................................  A-8
  2.10Compliance with Applicable Law.......................................  A-8
  2.11Employee Benefit Plans...............................................  A-8
  2.12Environmental Laws and Regulations................................... A-10
  2.13Tax Matters.......................................................... A-10
  2.14Intangible Property.................................................. A-10
  2.15Brokers.............................................................. A-11
  2.16Material Contracts................................................... A-11
  2.17Disclosure........................................................... A-11
  2.18Termination of Certain Contracts..................................... A-12

3.REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB......................... A-12
  3.1Organization.......................................................... A-12
  3.2Authority Relative to this Agreement.................................. A-12
  3.3Information Supplied.................................................. A-12
  3.4Consents and Approvals; No Violations................................. A-13
  3.5Litigation............................................................ A-13
  3.6Brokers............................................................... A-13
  3.7Financing............................................................. A-13


4.COVENANTS............................................................... A-13
  4.1Conduct of Business of the Company................................... A-13
  4.2Preparation of Proxy Statement and Stockholders' Meeting............. A-15
  4.3No Solicitation...................................................... A-15
  4.4Access to Information................................................ A-16
  4.5Additional Agreements; Reasonable Best Efforts....................... A-17
  4.6Consents............................................................. A-17
  4.7Public Announcements................................................. A-17
  4.8Notification of Certain Matters...................................... A-17
  4.9Release of Liens..................................................... A-18
  4.10Company 401(k) Plan................................................. A-18
  4.11Parent 401(k) Plan.................................................. A-18

5.CONDITIONS TO CONSUMMATION OF THE MERGER................................ A-18
  5.1Conditions to Each Party's Obligations to Effect the Merger.......... A-18
  5.2Conditions to the Obligations of the Company......................... A-18
  5.3Conditions to the Obligations of Parent and Sub...................... A-19

6.TERMINATION; AMENDMENT; WAIVER.......................................... A-19
  6.1Termination.......................................................... A-19
  6.2Effect of Termination................................................ A-20
  6.3Fees and Expenses.................................................... A-20
  6.4Amendment............................................................ A-21
  6.5Extension; Waiver.................................................... A-21

7.MISCELLANEOUS........................................................... A-22
  7.1Nonsurvival of Representations and Warranties........................ A-22
  7.2Entire Agreement; Assignment......................................... A-22
  7.3Validity............................................................. A-22
  7.4Notices.............................................................. A-22
  7.5Governing Law........................................................ A-23
  7.6Descriptive Headings................................................. A-23
  7.7Parties in Interest.................................................. A-23
  7.8Severability......................................................... A-23
  7.9Specific Performance................................................. A-23
  7.10Subsidiaries........................................................ A-23
  7.11Brokers............................................................. A-24
  7.12Counterparts........................................................ A-24

                          AGREEMENT AND PLAN OF MERGER

   THIS AGREEMENT AND PLAN OF MERGER, dated as of May 17, 1999, is among CFI PROSERVICES, INC., an Oregon corporation ("Parent"), UFO ACQUISITION CO., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Sub"), and ULTRADATA CORPORATION, a Delaware corporation (the "Company").

   WHEREAS, the Boards of Directors of the Company, Parent and Sub each have, in light of and subject to the terms and conditions set forth herein, (i) determined that the Merger (as defined in Section 1.1) is fair to their respective stockholders and in the best interests of such stockholders and (ii) approved the Merger in accordance with this Agreement.

   NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Sub hereby agree as follows:

1. THE MERGER

 1.1 The Merger

   At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company (the "Merger"). Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Sub shall cease. At the option of Parent, upon five days prior written notice to the Company, the Merger may be structured so that, and this Agreement shall thereupon be deemed to be amended to provide that, either another direct or indirect subsidiary of the Parent shall be merged with and into the Company or the Company shall be merged with and into the Sub or another direct or indirect wholly owned subsidiary of Parent, with the Sub or such other subsidiary of Parent continuing as the Surviving Corporation; provided that, no such change in structure will be deemed to apply for purposes of the Company's representations and warranties contained in Section 2 hereof.

 1.2 Effective Time

   Subject to the provisions of this Agreement, Parent, Sub and the Company shall cause the Merger to be consummated by filing an appropriate Certificate of Merger or other appropriate documents (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL, as soon as practicable on or after the Closing Date (as defined in Section 1.3). The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

 1.3 Closing of the Merger

   The closing of the Merger (the "Closing") will take place at a time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in
Article 5 (the "Closing Date"), at the offices of Perkins Coie LLP, 1211 S.W. Fifth Avenue, Suite 1500, Portland, Oregon, unless another time, date or place is agreed to in writing by the parties hereto.

 1.4 Effects of the Merger

   The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

 1.5 Certificate of Incorporation and Bylaws

   The Restated Certificate of Incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law. The Bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

 1.6 Directors

   The directors of Sub at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

 1.7 Officers

   The officers of Sub at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

 1.8 Conversion of Shares

   (a) At the Effective Time, each share of common stock, par value $0.001 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (individually a "Share" and collectively, the "Shares") (other than (i) Shares held by any subsidiary of the Company and (ii) Shares held by Parent, Sub or any other subsidiary of Parent or Sub and (iii) Dissenting Shares (as defined in Section 1.10 hereof)) shall, by virtue of the Merger and without any action on the part of Sub, the Company or the holder thereof, be converted into the right to receive (a) $7.50 in cash, payable to the holder thereof without interest thereon, upon surrender of the certificate formerly representing such Share (the "Merger Consideration").

   (b) At the Effective Time, each outstanding share of the common stock, par value $0.001 per share, of Sub shall be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation.

   (c) At the Effective Time, each share of Company Common Stock held by Parent, Sub or any subsidiary of Parent, Sub or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Sub, the Company or the holder thereof, be canceled, retired and cease to exist and no payment shall be made with respect thereto.

 1.9 Payment for Shares

   (a) As of the Effective Time, Chase Mellon Shareholder Services, L.L.C., or another bank or trust company designated by Parent and reasonably acceptable to the Company shall act as paying agent (the "Paying Agent") in effecting the payment of the Merger Consideration for certificates that formerly represented Shares entitled to payment of the Merger Consideration pursuant to Section 1.8 hereof. On or before the Effective Time, Parent or Sub shall deposit, or cause to be deposited, in trust with the Paying Agent, the aggregate Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to Section 1.8 hereof.

   (b) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 1.8: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the

   Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates and receiving the Merger Consideration therefor. Upon surrender of a Certificate for cancellation to the Paying Agent, the Paying Agent shall pay the holder of such Certificate the Merger Consideration multiplied by the number of Shares formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, the appropriate Merger Consideration for such surrendered Certificate may be paid to a transferee if the Certificate representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this
   Section 1.9, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the aggregate Merger Consideration relating thereto. No interest shall be paid or accrued on the Merger Consideration.

   (c) Promptly following the date which is one year after the Effective Time, the Paying Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the aggregate Merger Consideration relating thereto, without any interest or dividends thereon.

   (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing Shares are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and canceled in return for the payment of the aggregate Merger Consideration relating thereto, subject to applicable law in the case of Dissenting Shares.

   (e) In the event that any Certificate for Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Paying Agent shall pay to such holder in exchange for such lost, stolen, or destroyed certificate the aggregate Merger Consideration relating thereto, if any, as may be required pursuant to this Agreement; provided, however, that Parent may, in its discretion, require the delivery of a suitable bond or indemnity.

   (f) Neither Parent nor the Company shall be liable to any holder of Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

 1.10 Dissenting Shares

   Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Section 262 of the DGCL, if such Section 262 provides for appraisal rights for such Shares in the Merger ("Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration as provided in Section 1.8 hereof, unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, if any, to which such holder is entitled, without interest or dividends thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares and, prior to the Effective Time, Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

 1.11 Stock Options

   (a) At the Effective Time, each outstanding option to purchase Company Common Stock issued pursuant to the Company's 1994 Equity Incentive Plan (the "Assumed Plan"), whether vested or unvested, shall be assumed by Parent and shall constitute an option (an "Assumed Option") to acquire, on the same terms and conditions as were applicable under such option prior to the Effective Time, the number of shares of Common Stock, no par value, of Parent ("Parent Common Stock"), rounded down to the nearest whole number, determined by multiplying .718 by the number of shares of Company Common Stock then subject to purchase pursuant to such option. The exercise price for such Assumed Options shall be equal to the aggregate exercise price for the shares of Company Common Stock then subject to purchase pursuant to such option divided by the number of shares of Parent Common Stock deemed to be purchasable pursuant to such Assumed Option. With respect to an option for shares of Company Common Stock to which Section 421 of the Internal Revenue Code of 1986, as amended (the "Code") applies by reason of its qualification under Section 422 or 423 of the Code (a "qualified stock option"), in no event shall the terms of any Assumed Option give the holder of a qualified stock option additional benefits that he or she did not have under such qualified stock option. Any references in each Assumed Option or Assumed Plan to the Company shall be deemed to refer to Parent, where appropriate, and Parent shall assume the obligations of the Company under the Assumed Options and the Assumed Plan. Parent shall file as soon as reasonably practicable following the Closing Date, and maintain the effectiveness of, a registration statement on Form S-8 with respect to the Parent Common Stock subject to the Assumed Options for so long as such Assumed Options remain outstanding. Parent shall use reasonable efforts to take such actions as are necessary for the conversion of the Assumed Options pursuant to this Section 1.11(b), including the reservation, issuance and listing of shares of Parent Common Stock as is necessary to effectuate the transactions contemplated by this Section 1.11(b). Following the Effective Time, Parent will prepare and distribute to holders of Assumed Options a notice explaining the effect of the conversion of such holder's unvested options into Assumed Options.

   (b) Except as provided herein or as otherwise agreed to by the parties, (i) the Company shall not take any action (or refrain from taking action) the effect of which would cause any options to accelerate in connection with the Merger (which options would not have otherwise accelerated pursuant to their terms or the terms of any existing employment agreement disclosed to Parent), (ii) the 1995 Director Stock Option Plan shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement, providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries (other than the Assumed Plan) shall be canceled as of the Effective Time and (iii) no holder of options to purchase Company Common Stock or any participant in any of the Company's stock option plans or any other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof, other than with respect to the Assumed Options. With respect to the options to purchase 100,000 shares of Company Common Stock that have been granted under the 1995 Director Stock Option Plan as of the date hereof and the options to purchase an aggregate of 1.2 million shares of Company Common Stock outside of the Company's stock option plans, on the Closing Date the Company shall pay to each holder of such options an amount in respect thereof equal to the product of (A) the excess of $7.50 over the exercise price thereof and (B) the number of shares of Company Common Stock subject to such option.

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   Except as set forth on the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company hereby represents and warrants to each of Parent and Sub as follows:

 2.1 Organization and Qualification

   (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

   (b) The Company has no subsidiaries and does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other security of any other entity or any other investment in any other entity.

   (c) The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect (as defined below) on the Company. When used in connection with the Company, the term "Material Adverse Effect" means any change or effect that, when taken together with all other adverse changes and effects (i) is or is reasonably likely to be materially adverse to the properties, business, results of operations or condition (financial or otherwise) of the Company, or (ii) may impair the ability of the Company to consummate the transactions contemplated hereby.

   (d) The Company has heretofore delivered to Parent accurate and complete copies of the certificate of incorporation and by-laws, as currently in effect, of the Company.

 2.2 Capitalization of the Company and its Subsidiaries

   (a) The authorized capital stock of the Company consists of 25 million shares consisting of 2 million shares of preferred stock, $0.001 par value, and 23 million shares of Company Common Stock. No preferred shares and 7,748,382 shares of Company Common Stock are issued and outstanding. All of the issued and outstanding shares of Company Common Stock have been validly issued, and are fully paid, nonassessable and free of preemptive rights. The Company has reserved an aggregate of 2,750,000 shares of Company Common Stock for issuance in connection with the Company's stock option plans and otherwise. The Company has reserved an aggregate of 1,300,000 shares of Company Common Stock under the 1994 Equity Incentive Plan, of which 131,781 shares have been issued upon the exercise of options and an aggregate of 862,504 shares of Company Common Stock are currently subject to outstanding grants under such plan. The Company has reserved an aggregate of 250,000 shares of Company Common Stock under the 1995 Directors Plan and options to purchase an aggregate of 100,000 shares of Company Common Stock have been granted under such plan. Options to purchase an aggregate of 1.2 million shares have been granted outside of such plans to Nigel P. Gallop and Robert J Majteles (in the amount of 600,000 shares each). Schedule 2.2 sets forth, for each of option plans and for options that were granted outside of the plans, the number of option shares currently vested and exercisable, the number of additional option shares that will vest, by their existing terms, at various specified dates prior to the Effective Time, and the numbers of additional options that will become vested immediately prior to the Merger as a result thereof. The Company has reserved 250,000 shares of Company Common Stock for issuance under the Company's Employee Stock Purchase Plan (the "ESPP"). A maximum of 13,000 shares of Company Common Stock will be issued to participants under the ESPP after the date hereof and prior to the Effective Time. The ESPP will terminate on or before the Effective Time and, except as set forth in the preceding sentence, no additional shares of Company Common Stock will be issued under the ESPP between the date hereof and the Closing Date. Except as set forth above, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) no options or other rights to acquire from the Company, and no obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (iv) no equity equivalents, interests in the ownership or earnings of the Company or its subsidiaries or other similar rights (including stock appreciation rights) (collectively, "Company Securities"). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or to which it is bound relating to the voting of any shares of capital stock of the Company.

   (b) The Company Common Stock constitutes the only class of securities of the Company or its subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

 2.3 Authority Relative to this Agreement; Consents and Approvals

   (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company (the "Company Board") and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Company Common Stock). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms.

   (b) The Company Board has, by unanimous vote of those present, duly and validly approved, and taken all corporate actions required to be taken by the Company Board for the consummation of the transactions, including the Merger, contemplated hereby and resolved to recommend that the stockholders of the Company approve and adopt this Agreement; provided, however, that such approval and recommendation may be withdrawn, modified or amended in the event that the Company Board by majority vote determines in its good faith judgment, after consultation with and based upon the advice of independent legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to stockholders under applicable law. No state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated hereby.

 2.4 SEC Reports; Financial Statements

   (a) The Company has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since February 14, 1996, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. The Company has heretofore delivered to Parent, in the form filed with the SEC (including any amendments thereto),
   (i) its Annual Reports on Form 10-K for each of the fiscal years ended December 31, 1996, 1997 and 1998, (ii) all definitive proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since February 14, 1996 and (iii) all other reports or registration statements filed by the Company with the SEC since February 14, 1996 (the "Company SEC Reports"). None of such forms, reports or documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in conformity with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated in the notes thereto), the financial position of the Company as of the dates thereof and its results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments). Since December 31, 1998, except as set forth in the Company SEC Reports, there has not been any change, or any application or request for any change, by the Company or any of its subsidiaries in accounting principles, methods or policies for financial accounting or tax purposes.

   (b) The Company has heretofore made available to Parent a complete and correct copy of any material amendments or modifications, which have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Exchange Act.

 2.5 Information Supplied

   None of the information with respect to the Company to be included in the Proxy Statement (as defined in this Section below) will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. The letters to stockholders, notices of meeting, preliminary proxy statement, definitive proxy statement and forms of proxies to be distributed to stockholders in connection with the Merger, and any schedules to be filed with the SEC in connection therewith are collectively referred to as the "Proxy Statement."

 2.6 Consents and Approvals; No Violations

   Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the filing and recordation of the Certificate of Merger as required by the DGCL, and the approval of the stockholders of the Company, no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") or any other person or entity is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will
(i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien (as defined below)) (collectively, a "Default") under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound (collectively, "Agreements") or would result in a Default under any of the Company's Agreements (whether or not such Agreement is material) which would have a Material Adverse Effect on the Company, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its properties or assets. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

 2.7 No Default

   The Company is not in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its certificate of incorporation or bylaws, or (ii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its properties or assets, except in the case of subsection (ii) for violations, breaches or defaults that would not have a Material Adverse Effect on the Company.

 2.8 No Undisclosed Liabilities; Absence of Changes

   Except as and to the extent publicly disclosed by the Company in the Company SEC Reports, as of December 31, 1998, the Company had no liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which would be required by GAAP to be reflected in, reserved against or otherwise described in the balance sheet of the Company (including the notes thereto) as of such date or which could reasonably be expected to have a Material Adverse Effect on the Company. Except as publicly disclosed by the Company in the Company SEC Reports, since December 31, 1998, the business of the Company has been carried on only in the ordinary and usual course, the Company has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted which could reasonably be expected to have, and there have been no events, changes or effects with respect to the Company having or which could reasonably be expected to have, a Material Adverse Effect on the Company.

 2.9 Litigation

   Except as publicly disclosed by the Company in the Company SEC Reports, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its properties or assets which (a) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or
(b) as of the date hereof, questions the validity of this Agreement or any action to be taken by the Company in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by the Company, the Company is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, could reasonably be expected to have a Material Adverse Effect on the Company or would prevent or delay the consummation of the transactions contemplated hereby.

 2.10 Compliance with Applicable Law

   Except as publicly disclosed by the Company in the Company SEC Reports, the Company holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of its business (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which could not reasonably be expected to have a Material Adverse Effect on the Company. Except as publicly disclosed by the Company in the Company SEC Reports, the Company is in compliance with the terms of the Company Permits, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect on the Company. Except as publicly disclosed by the Company in the Company SEC Reports, the business of the Company is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, will not, have a Material Adverse Effect on the Company. Except as publicly disclosed by the Company in the Company SEC Reports, to the best knowledge of the Company no investigation or review by any Governmental Entity with respect to the Company is pending or threatened, nor, to the best knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same.

 2.11 Employee Benefit Plans

   (a) The Company Disclosure Schedule contains a list of all top hat or excess benefit plans for a select group of management or highly compensated employees, Code Section 401(a) plans, employee bonus plans, Code Section 125 plans, medical, dental, vision, hospitalization and life insurance, tuition reimbursement, disability plans in excess of state law required benefits, paid time off and vacation benefits, severance (including change in control agreements), stock purchase, stock option, stock appreciation rights, fringe benefit and other employee benefit plans and programs (including, without limitation, each "employee benefit plan," as defined in section 3(3) of ERISA) and each employment or consulting contract or agreement which provides for base annual compensation in excess of $75,000, (i) sponsored, maintained or contributed to by the Company or any ERISA Affiliate, (ii) covering or benefiting any current or former officer, employee, director or independent contractor of the Company or any ERISA Affiliate or (iii) with respect to which the Company or any ERISA Affiliate has any material obligation or liability (individually, an "Employee Benefit Plan" and, collectively, the "Employee Benefit Plans"). Neither the Company nor any ERISA Affiliate has any agreement to create any additional employee benefit plan or program, or to modify or amend any existing Employee Benefit Plan. For purposes of this Agreement, "ERISA Affiliate" means any Subsidiary and any other corporation, trade, business or other entity that must be aggregated with either the Company or any Subsidiary under Section 414(b), (c), (m) or (o) of the Code. The Company has delivered to Parent true, complete and accurate copies of all Employee Benefit Plans (including all amendments thereto and summary plan descriptions thereof).

   (b) There has been no amendment, written interpretation or announcement (whether or not written) by either the Company or any ERISA Affiliate relating to a change in participation or coverage under any Employee Benefit Plan that, either alone or together with any other such items or events, could increase the expense of maintaining such Plan above the level of expense incurred with respect thereto for the most recent fiscal year included in the Company's or any ERISA Affiliate's audited financial statements.

   (c) With respect to each Employee Benefit Plan (i) such Employee Benefit Plan and any related trust agreements, insurance contracts or annuity contracts (or any related trust instruments) are and at all times since inception have been maintained, administered, operated and funded in accordance with their terms and in compliance with each applicable provision of ERISA, the Code and any other applicable laws, including, without limitation, rules promulgated pursuant thereto or in connection therewith, (ii) each Employee Benefit Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code has been the subject of a favorable determination letter issued by the IRS and, to the best knowledge of the Company, no circumstances exist that have or are likely to adversely affect, or result in the revocation of, such determination, and (iii) no transaction, event or omission has occurred or failed to occur that could subject the Company or any ERISA Affiliate, directly or indirectly, to a tax, fine, penalty or related charge under any applicable law, including, without limitation, Chapter 43 of Subtitle D of the Code and Section 502(c), 502(i), 502(l) or 4071 of ERISA;

   (d) All contributions, premiums and other payments due or required to be made to (or with respect to) each Employee Benefit Plan under the terms of such Employee Benefit Plan or under applicable law have been made on or before their due dates in accordance with the terms of such Employee Benefit Plan or applicable law, or, if not yet due, have been properly accrued on the financial statements of the Company. The costs of administering the Employee Benefit Plans, including, without limitation, fees for the trustees and other service providers which are customarily paid by the Company or any ERISA Affiliate, have been timely paid, or will be timely paid or accrued on the financial statements of the Company;

   (e) Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, or has ever sponsored, maintained or contributed to (or been obligated to contribute to), (i) any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code, (ii) any multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code, or (iii) any employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA;

   (f) There are no pending or threatened claims, lawsuits or arbitration asserted or instituted against any Employee Benefit Plans, fiduciaries or any officers, employees, directors, agents or owners of the Company or any ERISA Affiliate with respect to such Plan, and the Company has no knowledge of any facts which would give rise to or could reasonably be expected to give rise to any such claims, lawsuits or arbitrations. No Employee Benefit Plan is currently under investigation, audit or review by the IRS, Department of Labor or any other governmental entity or agency, and the Company has no knowledge of any facts which could give rise to or could reasonably be expected to give rise to any such claims, lawsuits or arbitrations;

   (g) Neither the execution and delivery of this Agreement or any related agreement nor the consummation of the transactions contemplated by this Agreement or any related agreement will (i) entitle any current or former officer, employee, director, agent or independent contractor of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment from the Company, any ERISA Affiliate or any other Person, or otherwise increase the amount of compensation due to any such individual,
   (ii) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any Employee Benefit Plan, (iii) require the Company or any ERISA Affiliate to make any contribution to a trust or other funding arrangement or to increase its contributions to any Employee Benefit Plan, or (iv) conflict with the terms of any Employee Benefit Plan, whether or not some other subsequent action or event would be required to trigger any of the items specified in this paragraph.

 2.12 Environmental Laws and Regulations

   (a) Except as publicly disclosed by the Company in the Company SEC Reports,
   (i) the Company is in compliance with all applicable federal, state and local laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance that could not reasonably be expected to have a Material Adverse Effect on the Company, which compliance includes, but is not limited to, the possession by the Company of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) the Company has not received written notice of, and, to the best knowledge of the Company, the Company is not the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim"); and (iii) to the best knowledge of the Company, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

   (b) Except as publicly disclosed by the Company in the Company SEC Reports, there are no Environmental Claims that are pending or, to the best knowledge of the Company, threatened against the Company or, to the best knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

 2.13 Tax Matters

   The Company has accurately prepared in all material respects and duly filed with the appropriate federal, state, local and foreign taxing authorities all tax returns, information returns and reports that are, individually and in the aggregate, material and are required to be filed with respect to the Company and has paid in full or made adequate provision for the payment of all material Taxes (as defined below). The Company is not delinquent in the payment of any material Taxes. As used herein, the term "Taxes" means all federal, state, local and foreign taxes, including, without limitation, income, profits, franchise, employment, transfer, withholding, property, excise, sales and use taxes (including interest penalties thereon and additions thereto).

 2.14 Intangible Property

   The Company owns or possesses adequate licenses or other valid rights to use all material patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of the Company as currently conducted or as contemplated to be conducted, and the Company is unaware of any assertion or claim challenging the validity of any of the foregoing. The conduct of the business of the Company as heretofore and currently conducted has not and does not conflict in any way with any license, trademark, trademark right, trade name, trade name right, service mark, copyright or, to the Company's best knowledge, any patent or patent right of any third party. To the best knowledge of the Company, there are no infringements of any proprietary rights owned by or licensed by or to the Company.

 2.15 Brokers

   No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its affiliates. The Company shall be responsible for all such fees and expenses, except as otherwise provided in Section 6.3.

 2.16 Material Contracts

   (a) The Company has delivered or otherwise made available to Parent true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which the Company is a party affecting the obligations of any party thereunder) to which the Company is a party or by which any of its properties or assets are bound that are, material to the business, properties or assets of the Company, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of the Company, all: (i) employment, product design or development, personal services, consulting, non-competition, severance or indemnification contracts (including, without limitation, any contract to which the Company is a party involving employees of the Company); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting a right of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets of the Company (by merger, purchase or sale of assets or stock or otherwise); (vi) contracts or agreements with any Governmental Entity;
   (vii) notes, bonds, mortgages, indentures and leases; and (viii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 4.1 hereof, the "Contracts"). The Company is not a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

   (b) Each of the Contracts is valid and enforceable in accordance with its terms, and there is no default under any Contract so listed either by the Company or, to the knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or, to the knowledge of the Company, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on the Company. No party to any such Contract has given notice to the Company of or made a claim against the Company with respect to any breach or default thereunder.

   (c) No party to any such Contract has given notice to the Company of or made a claim against the Company with respect to any breach or default thereunder.

 2.17 Disclosure

   No representation or warranty by the Company contained in this Agreement and no statement contained in any certificate delivered by the Company to Sub or Parent pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading when taken together in light of the circumstances in which they were made.

 2.18 Termination of Certain Contracts

   The Company has terminated its Distributor Agreement and has no other agreements with ACI Worldwide Inc. (as successor to USSI, Inc., "ACI") (provided that the Company may continue to distribute 50 licenses of ACI's Trans24 software and appropriate provisions of the Distributor Agreement will continue to apply to such licenses). On or prior to the closing the Company shall terminate its agreements with UniKix Technologies. The Company has received a release and settlement providing for a complete release from any and all claims now existing or arising in the future against the Company and its affiliates by ACI (other than with respect to the ongoing licenses and settlement payments) for an amount payable by the Company as described in the Company Disclosure Schedule. On or prior to the Closing the Company will have reached an agreement with UniKix Technologies to provide for software licenses in connection with the Trans24 software licenses with payments not to exceed the amount provided for in the Company Disclosure Schedule.

3. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

   Parent and Sub hereby represent and warrant to the Company as follows:

 3.1 Organization

   (a) Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted.

   (b) Each of Parent and Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect (as defined below) on Parent. When used in connection with Parent or Sub, the term "Material Adverse Effect" means any change or effect that, when taken together with all other adverse changes and effects (i) is or is reasonably likely to be materially adverse to the properties, business, results of operations or condition (financial or otherwise) of Parent and its subsidiaries, taken as a whole, or (ii) may impair the ability of Parent and/or Sub to consummate the transactions contemplated hereby.

   (c) Parent has heretofore delivered to the Company accurate and complete copies of the articles of incorporation and by-laws of Parent as currently in effect.

 3.2 Authority Relative to this Agreement

   Each of Parent and Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent and Sub and by Parent as the sole stockholder of Sub, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and constitutes a valid, legal and binding agreement of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms.

 3.3 Information Supplied

   None of the information with respect to Parent or Sub to be supplied by Parent or Sub in writing specifically for inclusion in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

 3.4 Consents and Approvals; No Violations

   Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, and the filing and recordation of the Certificate of Merger as required by the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity or any other person or entity is necessary for the execution and delivery by Parent or Sub of this Agreement or the consummation by Parent or Sub of the transactions contemplated hereby. Neither the execution, delivery and performance of this Agreement by Parent or Sub nor the consummation by Parent or Sub of the transactions contemplated hereby will
(i) conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws of Parent or Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Sub is a party or by which any of them or any of their respective properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Sub or any of Parent's subsidiaries or any of their respective properties or assets.

 3.5 Litigation

   Except as publicly disclosed by Parent in reports filed by Parent with the SEC (the "Parent SEC Reports"), there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent or Sub, threatened against Parent or Sub or any of their respective properties or assets which as of the date hereof, questions the validity of this Agreement or any action to be taken by Parent in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by Parent in Parent's SEC Reports, neither Parent nor Sub is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, could reasonably be expected to have a Material Adverse Effect on Parent or would prevent or delay the consummation of the transactions contemplated hereby.

 3.6 Brokers

   No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Sub or any of their affiliates, except for fees that may be payable to placement agents or lenders in connection with any debt financing obtained by Parent or Sub.

 3.7 Financing

   Parent or Sub has received commitments or highly confident letters from financially responsible third parties to obtain, and will have at the time of acceptance for payment and purchase of Shares at the Effective Time, the funds necessary to consummate the Merger and to pay the Merger Consideration and related fees and expenses.

4. COVENANTS

 4.1 Conduct of Business of the Company

   Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, seek to keep available the service of its current officers and employees and seek to preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of Parent:

   (a) amend its certificate of incorporation or bylaws;

   (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for the issuance of up to 2,162,504 shares of Company Common Stock pursuant to the exercise of currently granted stock options under the Company's stock option plans and existing option agreements;

   (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of its subsidiaries;

   (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

   (e) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary (other than the Merger);

   (f) (i) incur or assume any long-term or short-term debt or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of the Company or its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon;

   (g) except as may be required by law or as contemplated by this Agreement, enter into, adopt or amend or terminate any Employee Benefit Plan (as defined in Section 2.11), or increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Employee Benefit Plan as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

   (h) acquire, sell, lease or dispose of any assets outside the ordinary course of business or any assets which in the aggregate are material to the Company and its subsidiaries taken as a whole, enter into any commitment or transaction outside the ordinary course of business or grant any exclusive distribution rights, except as contemplated by Section 2.18 hereof;

   (i) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

   (j) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business or as required by GAAP;

   (k) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement, other than in the ordinary course of business or as contemplated in Section 2.18 or amend in any material respect any of the Contracts or the agreements referred to in Section 2.16; (iii) authorize any new capital expenditure or expenditures other than up to an aggregate of $150,000, provided such expenditures are in accordance with the Company's capital budget previously provided to Parent; or (iv) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder;

   (l) make or revoke any tax election or settle or compromise any tax liability material to the Company and its subsidiaries taken as a whole or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for tax purposes;

   (m) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Company or incurred in the ordinary course of business consistent with past practice, except as contemplated by Section 2.18 hereof;

   (n) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby, except as contemplated by
   Section 2.18 hereof; or

   (o) take (other than to Parent in seeking its consent to the taking of any such action), propose to take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(n) or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect.

 4.2 Preparation of Proxy Statement and Stockholders' Meeting

   (a) In order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law:

    (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable for the purpose of considering and taking action upon this Agreement;

    (ii) prepare and file with the SEC a preliminary proxy statement relating to the Merger and this Agreement and use its reasonable efforts
    (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary Proxy Statement and cause a definitive Proxy Statement to be mailed to its stockholders and (y) to obtain the necessary approvals of the Merger and this Agreement by its stockholders; and

    (iii) subject to the fiduciary obligations of the Board under applicable law as advised by outside counsel, include in the Proxy Statement the recommendation of the Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

   (b) Parent agrees that it will vote, or cause to be voted, all of the Shares then owned by it, Sub or any of its other subsidiaries in favor of the approval of the Merger and the adoption of this Agreement.

 4.3 No Solicitation

   (a) The Company, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition of all or any material portion of the assets of, or any equity interest in, the Company or its subsidiaries or any business combination with the Company or its subsidiaries. The Company may, directly or indirectly, furnish information and access, in each case only in response to unsolicited requests therefor, to any corporation, partnership, person or other entity or group pursuant to confidentiality agreements, and may participate in discussions and negotiate with such entity or group concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any subsidiary or division of the Company, if such entity or group has submitted a proposal to the Company (whether or not in writing) relating to any such transaction and the Company Board by a majority vote determines in its good faith judgment, after consultation with and based upon the advice of independent legal counsel, that it is necessary to do so to comply with its fiduciary duties to stockholders under applicable law. The Company Board shall provide a copy of any such written proposal and a summary of any oral proposal to Parent within 24 hours after receipt thereof and thereafter keep Parent promptly advised of any material development with respect thereto. Except as set forth above, neither the Company nor any of its affiliates shall, nor shall the Company authorize or permit any of its or their respective officers, directors, employees, representatives or agents to directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent and Sub, any affiliate or associate of Parent and Sub or any designees of Parent and
   Sub) concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any subsidiary or division of the Company; provided, however, that nothing herein shall prevent the Company Board from taking, and disclosing to the Company's stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer; provided, further, that nothing herein shall prevent the Company Board from making such disclosure to the Company's stockholders as, in the good faith judgment of the Company Board, after consultation with and based upon the advice of independent legal counsel, is necessary to comply with its fiduciary duties to stockholders under applicable law.

   (b) Except as set forth in this Section 4.3, the Company Board shall not approve or recommend, or cause the Company to enter into any agreement with respect to any Third Party Transaction (as defined in Section 6.1(d)). Notwithstanding the foregoing, if the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel, determines in good faith that it is necessary to do so in order to comply with its fiduciary duties to stockholders under applicable law, the Company Board may approve or recommend a Superior Proposal (as defined below) or cause the Company to enter into an agreement with respect to a Superior Proposal, but in each case only (i) after providing reasonable written notice to Parent (a "Notice of Superior Proposal") advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (ii) if Parent does not make within five days of Parent's receipt of the Notice of Superior Proposal, an offer which the Company Board, after consultation with its financial advisors, determines is superior to such Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Company Board determines in its good faith judgment (based on the written advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger.

 4.4 Access to Information

   (a) Between the date hereof and the Effective Time, the Company will give to Parent or Sub and their authorized representatives reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of its and its subsidiaries, will permit such inspections as may reasonably be required and will cause their officers and those of their subsidiaries to furnish such financial and operating data and other information with respect to their business, properties and personnel as may from time to time be reasonably requested, provided that no investigation pursuant to this Section 4.4(a) shall affect or be deemed to modify any of the representations or warranties made in this Agreement.

   (b) Between the date hereof and the Effective Time, the Company shall furnish to Parent (i) within five business days after the delivery thereof to management, such monthly financial statements and data as are regularly prepared for distribution to management and (ii) at the earliest time they are available, such quarterly and annual financial statements as are prepared for its SEC filings, which (in the case of this clause (ii)) shall be in accordance with their books and records.

   (c) Parent and Sub will hold and will cause their consultants and advisors to hold in confidence all documents and information received in connection with the transactions contemplated by this Agreement.

 4.5 Additional Agreements; Reasonable Best Efforts

   Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperation in the preparation and filing of the Proxy Statement; (ii) the taking of all action reasonably necessary, proper or advisable to secure any necessary consents under existing contracts of the Company and its subsidiaries or amend the agreements relating thereto to the extent required by such agreements; (iii) contesting any legal proceeding relating to the Merger; and (iv) the execution of any additional instruments, including the Certificate of Merger, necessary to consummate the transactions contemplated hereby; provided, however, that the Company may postpone a previously-scheduled meeting of Company stockholders in the event that the Company Board by majority vote determines in its good faith judgment, after consultation with and based upon the advice of independent legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to stockholders under applicable law and, at the time of such determination, the Company has received a bona fide proposal to effect an alternate sale that is a Superior Proposal and that has not been withdrawn. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

 4.6 Consents

   Parent, Sub and the Company each will use all reasonable efforts to obtain consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement.

 4.7 Public Announcements

   Each of Parent, Sub and the Company will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with the Nasdaq Stock Market, as determined by Parent, Sub or the Company, as the case may be.

 4.8 Notification of Certain Matters

   The Company shall give prompt notice to Parent and Sub, and Parent and Sub shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of the Company, Parent or Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by the Company or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses or results of operations of it and its subsidiaries taken as a whole to which it or any of its subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (v) any material adverse change in the Company's financial condition, properties, business, results of operations or prospects, other than changes resulting from general economic conditions; provided, however, that the delivery of any notice pursuant to this Section 4.8 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

 4.9 Release of Liens

   Prior to the Closing, the Company shall have all Liens relating to its loan agreement and security agreement with Silicon Valley Bank terminated and released.

 4.10 Company 401(k) Plan

   If requested in writing by Parent, on or prior to the Closing Date, the Company will adopt a resolution that terminates its 401(k) Employee Retirement Plan and cause to be filed with the IRS an application for a determination that the termination of the plan does not adversely affect the qualified status of the plan under Section 401(a) of the Code. The Company shall provide Parent with a copy of such resolution and determination letter application prior to the Closing Date.

 4.11 Parent 401(k) Plan

   Parent will make such amendments to its 401(k) Plan to provide that the Company's employees may commence participation in the Parent's 401(k) Plan, effective upon or within a reasonable period following the Closing Date pursuant to the terms of the plan.

5. CONDITIONS TO CONSUMMATION OF THE MERGER

 5.1 Conditions to Each Party's Obligations to Effect the Merger

   The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

   (a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company;

   (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger; and

   (c) any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received.

 5.2 Conditions to the Obligations of the Company

   The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

   (a) the representations of Parent and Sub contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct in all material respects at and as of the Effective Time with the same effect as if made at and as of the Effective Time, and at the Closing Parent and Sub shall have delivered to the Company a certificate to that effect signed by the chief executive officer of each of Parent and Sub; and

   (b) each of the obligations of Parent and Sub to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing Parent and Sub shall have delivered to the Company a certificate to that effect signed by the chief executive officer of each of Parent and Sub.

 5.3 Conditions to the Obligations of Parent and Sub

   The respective obligations of Parent and Sub to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

   (a) the representations of the Company contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct in all material respects at and as of the Effective Time with the same effect as if made at and as of the Effective Time, and at the Closing the Company shall have delivered to Parent and Sub a certificate to that effect signed by the chief executive officer of the Company;

   (b) each of the obligations of the Company to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing the Company shall have delivered to Parent and Sub a certificate to that effect signed by the chief executive officer of the Company;

   (c) the Company shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of the Company or any subsidiary of the Company under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except for those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Company;

   (d) there shall have been no events, changes or effects with respect to the Company or its subsidiaries having or which could reasonably be expected to have, a Material Adverse Effect on the Company; and

   (e) each employee of the Company and its subsidiaries shall have entered into a Proprietary Rights and Confidentiality Agreement, in the form attached hereto as Exhibit A.

6. TERMINATION; AMENDMENT; WAIVER

 6.1 Termination

   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

   (a) by mutual written consent of Parent, Sub and the Company;

   (b) by Parent and Sub or the Company if (i) any court of competent jurisdiction in the United States or other United States governmental authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Merger has not been consummated by August 31, 1999; provided that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

   (c) by the Company if (i) there shall have been a breach of any representation or warranty on the part of Parent or Sub set forth in this Agreement, or if any representation or warranty of Parent or Sub shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) would be incapable of being satisfied by August 31, 1999 (or as otherwise extended), (ii) there shall have been a breach by Parent or Sub of any of their respective covenants or agreements hereunder materially adversely affecting (or materially delaying) the consummation of the Merger, and Parent or Sub, as the case may be, has not cured such breach by August 31, 1999 (or as otherwise extended), (iii) the Company enters into a definitive agreement relating to a Superior Proposal in accordance with Section 4.3(b) (provided that such termination shall not be effective until payment of the amount required under Section 6.3(a)), (iv) the Company shall have convened one or more meetings of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders prior to August 31, 1999, or (v) the Company Board by a majority vote determines in its good faith judgment, after consultation with and based upon the advice of independent legal counsel, that it is necessary to do so to comply with its fiduciary duties to stockholders, provided that such termination under this clause (v) shall not be effective unless at the time of such determination the Company has received a bona fide proposal to effect a Third Party Transaction (as defined below) that is a Superior Proposal and that has not been withdrawn as of the time of such termination (provided that such termination shall not be effective until payment of the amount required under Section 6.3(a)); or

   (d) by Parent and Sub if (i) there shall have been a breach of any representation or warranty on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) would be incapable of being satisfied by August 31, 1999 (or as otherwise extended), (ii) there shall have been a breach by the Company of its covenants or agreements hereunder having a Material Adverse Effect on the Company or materially adversely affecting (or materially delaying) the consummation of the Merger, and the Company has not cured such breach by August 31 1999 (or as otherwise extended), (iii) the Company Board shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger, shall have recommended to the Company's stockholders a Third Party Transaction or shall have failed to call, give notice of, convene or hold a stockholders' meeting to vote upon the Merger, or shall have adopted any resolution to effect any of the foregoing, or
   (iv) the Company shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders by August 31, 1999 (or as otherwise extended).

   "Third Party Transaction" means the occurrence of any of the following events (i) the acquisition of the Company by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) or entity other than Parent, Sub or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of more than 30% of the total assets of the Company and its subsidiaries, taken as a whole; or (iii) the acquisition by a Third Party of 30% or more of the outstanding shares of Company Common Stock.

 6.2 Effect of Termination

   In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Section
6.2 and Sections 4.4(c), 6.3, 7.5, 7.7, 7.9 and 7.11 hereof. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

 6.3 Fees and Expenses

   (a) In the event that this Agreement shall be terminated pursuant to
   Section 6.1(d)(i) through 6.1(d)(iv) or Section 6.1(c)(iii), (iv), or (v) Parent and Sub would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate Parent and Sub for such damages, the Company shall pay to Parent the amount of $5.0 million as a termination fee on the date of such termination. It is specifically agreed that the amount to be paid pursuant to this Section 6.3(a) represents a negotiated termination fee and is not a penalty.

   (b) In the event that this Agreement shall be terminated pursuant to
   Section 6.1(c)(i) or (ii), the Company would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate the Company for such damages, Parent shall pay to the Company the amount of $5.0 million as a termination fee on the date of such termination. It is specifically agreed that the amount to be paid pursuant to this Section 6.3(b) represents a negotiated termination fee and is not a penalty.

   (c) Upon the termination of this Agreement pursuant to Sections 6.1(c)(iii), (iv) or (v) or 6.1(d)(i) through (iv), the Company shall reimburse Parent, Sub and their affiliates (not later than ten business days after submission of statements therefor) for all actual documented out-of-pocket fees and expenses, not to exceed $250,000, actually and reasonably incurred by any of them or on their behalf in connection with the Merger and the consummation of all transactions contemplated by this Agreement (including, without limitation, fees payable to counsel to any of the foregoing, and accountants). If Parent or Sub shall submit a request for reimbursement hereunder, Parent or Sub will provide the Company in due course with invoices or other reasonable evidence of such expenses upon request. The Company shall in any event pay the amount requested (not to exceed $250,000) within ten business days of such request, subject to the Company's right to demand a return of any portion as to which invoices are not received in due course.

   (d) Upon the termination of this Agreement pursuant to Sections 6.1(c)(i) or (ii), Parent shall reimburse the Company and their affiliates (not later than ten business days after submission of statements therefor) for all actual documented out-of-pocket fees and expenses, not to exceed $250,000, actually and reasonably incurred by any of them or on their behalf in connection with the Merger and the consummation of all transactions contemplated by this Agreement (including, without limitation, fees payable to counsel to any of the foregoing, and accountants). If the Company shall submit a request for reimbursement hereunder, the Company will provide Parent in due course with invoices or other reasonable evidence of such expenses upon request. Parent shall in any event pay the amount requested (not to exceed $250,000) within ten business days of such request, subject to Parent's right to demand a return of any portion as to which invoices are not received in due course.

   (e) Except as specifically provided in this Section 6.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. The cost of printing the Proxy Statement shall be paid by the Company.

 6.4 Amendment

   This Agreement may be amended by action taken by the Company, Parent and Sub at any time before or after approval of the Merger by the stockholders of the Company (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

 6.5 Extension; Waiver

   At any time prior to the Effective Time, each party hereto (for these purposes, Parent and Sub shall together be deemed one party and the Company shall be deemed the other party) may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

7. MISCELLANEOUS

 7.1 Nonsurvival of Representations and Warranties

   The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement.

 7.2 Entire Agreement; Assignment

   This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided, however, that Sub may assign any or all of its rights and obligations under this Agreement to any subsidiary of Parent, but no such assignment shall relieve Sub of its obligations hereunder if such assignee does not perform such obligations.

 7.3 Validity

   If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

 7.4 Notices

   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile or telex, or by registered or certified mail (postage prepaid, return receipt requested), to the other party as follows:

if to Parent or Sub:

CFI ProServices, Inc.
Suite 200
400 S.W. Sixth Avenue
Portland, OR 97204
Fax: (503) 274-7280
Attn: President

with a copy to:

Perkins Coie LLP
Suite 1500
1211 S.W. Fifth Avenue
Portland, OR 97204
Fax: (503) 727-2222
Attn: Roy W. Tucker

and a copy to:

Farleigh, Wada & Witt, P.C.
Suite 600
121 S.W. Morrison
Portland, OR 97204
Fax: (503) 228-1741
Attn: F. Scott Farleigh
if to the Company to:

Ultradata Corporation
5000 Franklin Drive
Pleasanton, CA 94588
Fax: (925) 224-9879
Attn: Chief Financial Officer

with a copy to:

Fenwick & West LLP
100 The Embarcadero, Suite 300
San Francisco, CA 94105
Fax: (415) 281-1350
Attn: Robert B. Dellenbach

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

 7.5 Governing Law

   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

 7.6 Descriptive Headings

   The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

 7.7 Parties in Interest

   This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

 7.8 Severability

   If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

 7.9 Specific Performance

   The parties hereto acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies, including arbitration, which any party may have under this Agreement or otherwise.

 7.10 Subsidiaries

   The term "subsidiary" shall mean, when used with reference to any entity, any entity more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of which are owned directly or indirectly by such former entity.

 7.11 Brokers

   Except as otherwise provided in Section 6.3, the Company agrees to indemnify and hold harmless Parent and Sub, and Parent and Sub agree to indemnify and hold harmless the Company, from and against any and all liability to which Parent and Sub, on the one hand, or the Company, on the other hand, may be subjected by reason of any brokers, finders or similar fees or expenses with respect to the transactions contemplated by this Agreement to the extent such similar fees and expenses are attributable to any action undertaken by or on behalf of the Company, or Parent or Sub, as the case may be.

 7.12 Counterparts

   This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

   IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                          Ultradata Corporation

                                             /s/ Robert J. Majteles
                                          By:__________________________________
                                            Name: Robert J. Majteles
                                            Title:  President & CEO

                                          CFI Proservices, Inc.

                                             /s/ Matt Chapman
                                          By:__________________________________
                                            Name: Matt Chapman
                                            Title:  Chairman & CEO

                                          UFO Acquisition Co.

                                             /s/ Robert Channess
                                          By:__________________________________
                                            Name: Robert Channess
                                            Title:  President

                                                                     Appendix B

                       DELAWARE GENERAL CORPORATION LAW

                             TITLE 8. CORPORATIONS
                      CHAPTER 1. GENERAL CORPORATION LAW
                    SUBCHAPTER IX. MERGER OR CONSOLIDATION

(S)262. Appraisal Rights.

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to (S)251(g) of this title), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:


       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identify of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to (S)228 or
     (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and
  (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded such stockholder's appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                             ULTRADATA CORPORATION

                              5000 Franklin Drive
                       Pleasanton, California 94588-3354

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Robert J. Majteles and Ronald H. Bissinger as proxies, each with full powers of substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock, $0.001 par value, of Ultradata Corporation (the "Company") held of record by the undersigned on June 30, 1999, at the Special Meeting of Stockholders of the Company to be held on Friday, July 23, 1999, and at any adjournments or postponements thereof.

     This Proxy, when properly executed and returned in a timely manner, will be voted at the Special Meeting and any adjournments thereof in the manner described herein. If no contrary indication is made, the proxy will be voted FOR Proposal 1 and in accordance with the judgment of the persons named as proxies herein on any other matters that may properly come before the Special Meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

             CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE

                                                        SEE REVERSE SIDE

-------------------------------------------------------------------------------

                                                           [X]Please mark
                                                              votes as in this
                                                              example.

The Board of Directors unanimously recommends that you vote FOR Proposal 1.

1. Proposal to adopt the Agreement        FOR       AGAINST      ABSTAIN
   and Plan of Merger among                [_]        [_]           [_]
   ULTRADATA Corporation, CFI
   ProServices, Inc. and UFO
   Acquisition Co.


  In accordance with their judgment, the proxies are authorized to vote upon such other matters as may properly come before the Special Meeting or any adjournment thereof.

This Proxy must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

     Signature:                   Date:           , 1999

     Signature:                   Date:           , 1999

                                (Reverse Side)

  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND
    SIGN THIS PROXY CARD AND RETURN IT PRIOR TO THE MEETING IN THE ENCLOSED
                                   ENVELOPE.